Exhibit 10.4.1

LOAN AGREEMENT

between

TCF NATIONAL BANK,
a national banking association,
as Lender

and

LODGING FUND REIT III OP, LP,
a Delaware limited partnership,

and

the HOTEL BORROWERS
from time to time party hereto

as Borrowers

and

LODGING FUND REIT III, INC.,
a Maryland corporation,

and

LODGING FUND REIT III TRS, INC.,
a Delaware corporation

as Guarantors

Dated as of November 15, 2018

i

(continued)

(continued)

(continued)

(continued)

EXHIBITS
A	-	DISBURSEMENT REQUEST
B-1	-	LOAN DOCUMENTS AS OF CLOSING DATE
B-2	-	LOAN DOCUMENTS FOR EACH HOTEL LOAN
C	-	INSURANCE REQUIREMENTS
D	-	FORM OF BORROWER COMPLIANCE CERTIFICATE
E	-	FORM OF HOTEL BORROWER COMPLIANCE CERTIFICATE
F	-	ORGANIZATIONAL CHART
G	-	COMMERCIAL REAL ESTATE STANDARD SURVEY REQUIREMENTS
H	-	FORM OF JOINDER

v

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is executed as of November 15, 2018, among TCF NATIONAL BANK, a national banking association (“Lender”), and LODGING FUND REIT III OP, LP, a Delaware limited partnership (the “Partnership”), each Hotel Borrower party hereto from time to time (the Partnership and each Hotel Borrower are also referred to herein as “Borrower” or “Borrowers”), and LODGING FUND REIT III, INC., a Maryland corporation (the “REIT”) and LODGING FUND REIT III TRS, INC., a Delaware corporation (“REIT TRS”), as Guarantors.

RECITALS:

A.                                    The Partnership is engaged in the business of holding ownership interests in Subsidiaries which are engaged in the business of acquiring, owning and operating hotels.

B.                                    The Partnership has applied to Lender for a loan for the purpose of providing a portion of the funds required to permit Hotel Borrowers to acquire Hotel Properties (as defined herein) from time to time and Lender is willing to make the loan upon the terms and conditions hereinafter set forth.

C.                                    The Partnership is a subsidiary of the REIT, and the REIT is the general partner of the Partnership.

D.                                    REIT TRS is a wholly-owned subsidiary of the Partnership.

NOW, THEREFORE, in consideration of the above premises, and the mutual covenants and agreements set forth herein, and for one dollar and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      DEFINITIONS AND INTERPRETATION.

1.1.                            Exhibits Incorporated.  All exhibits to this Agreement, as now existing and as the same may from time to time be modified, are fully incorporated herein by this reference.

1.2.                            Defined Terms.  All capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the following meanings:

“Affiliate” means, with respect to any Person (i) any Person directly or indirectly Controlling, Controlled By, or Under Common Control With such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interest of any Person described in clauses (i) through (iii) of this sentence, (v) any Person related by birth or marriage to such Person, and (vi) any entity having indebtedness now or hereafter owed to Lender which is guaranteed by such Person.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to any Obligor or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Laws” means all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local Governmental Authority which are applicable to any Obligor and/or any Hotel Property.

“Appraisal” means a written statement setting forth an opinion of the market value of a Hotel Property that (a) has been independently and impartially prepared by a qualified appraiser directly engaged by the Lender or its agent, (b) complies with all applicable federal and state laws, regulations, and guidelines dealing with appraisals or valuations of real property, and (c) has been reviewed as to form and content and approved by the Lender, in its sole discretion.

“Assignment of Leases” means each Assignment of Leases and Rents executed by a Hotel Borrower in favor of Lender.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or permits such Person to refuse to make Disbursements on its Loan required hereunder.

“Borrower Compliance Certificate” means a certificate in the form attached hereto as Exhibit D executed by the Partnership.

“Business Day” means any day other than a Saturday, Sunday, federal holiday or other day on which the Lender is regularly closed, and (i) With respect to all notices and determinations in connection with the LIBOR Rate (as defined in the Note), any day (other than a Saturday or Sunday) on which commercial banks are open in London, England, New York, New York, and Minneapolis, Minnesota for dealings in deposits in the London Interbank Market; and (ii) in all other cases, any day on which commercial banks in Minneapolis, Minnesota are required by law to be open for business.

“Closing” means the execution and delivery of the Loan Documents and the satisfaction of all conditions required in Section 3.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Constituent Entities” has the meaning set forth in Section 3.1(e)(i).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controls”, “Controlling”, “Controlled By” and “Under Common Control With” have meanings correlative thereto.

“Declaration of Covenants and Restrictions” means any declaration of covenants and restrictions or similar agreement respecting any Hotel Property.

“Default” means the occurrence of any event, circumstance or condition which constitutes a breach of or a default under this Agreement or any other Loan Document and which, after the giving of any required notice and/or the passage of any applicable cure period, would constitute an Event of Default under this Agreement or any other Loan Document.

“Default Rate” shall have the meaning set forth in the Note.

“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanction Laws and Regulations; (c) in which an entity or person on the SDN List has 10% or greater ownership interest or that is otherwise Controlled by an SDN.

“Disbursement Request” means a disbursement request in the form of Exhibit A attached hereto.

“Disbursements” means disbursements by Lender of Loan Proceeds.

“Dollars” or “$” refers to the lawful money of the United States of America.

“Entity Documents” means, with respect to the Partnership, REIT, REIT TRS, any Hotel Borrower or any Constituent Entity, such Person’s Partnership Agreement, Operating Agreement, By-laws, Certificate of Limited Partnership, Articles of Organization, Certificate of Formation, Articles of Incorporation, Declaration of Trust or similar formation or governing documents.

“Environmental Audit” means a Phase I Environmental Site Assessment addressed and certified to Lender and performed by a qualified licensed engineer or certified environmental/industrial hygienist in strict conformance and compliance with U.S. Environmental Protection Agency rules and regulations establishing “all appropriate inquiries” and with the current Standard Practice for Environmental Site Assessment Process, ASTM Standard E1527-13 and a findings and conclusions Section consistent with the applicable Section of ASTM Standard E1527-13 and any additional investigations and analysis necessary for the consultant to conclude there are no such “Recognized Environmental Conditions”, as defined in current ASTM Standard E1527-13, associated with any Hotel Property.

“Environmental Indemnity Agreement” means each Environmental Indemnity Agreement executed by the Partnership, REIT, REIT TRS and a Hotel Borrower with respect to a Hotel Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Event of Default” means any event so designated in Section 11.1, or any other Section or provision, of this Agreement.

“Excluded Swap Obligation” shall mean, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation (or such guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Executive Order” has the meaning set forth in the definition of “Sanctions Laws and Regulations.”

“Extended Maturity Date” means November 13, 2020.

“Financial Covenants” means (1) the Hotel Property Debt Service Coverage Ratio and (2) the Liquid Assets covenant, all as described in Section 9.9 hereof, as amended.

“Franchise Agreement” means a franchise agreement between a Hotel Borrower and a hotel franchisor, in form and substance satisfactory to Lender, with respect to a Hotel Property.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Debt Service” means the payments of principal and interest that were due and payable on all Indebtedness of the Partnership and its subsidiaries during any specified period.

“Global Debt Service Coverage Ratio” means, with respect to the Partnership, the ratio of Global NOI to Global Debt Service.

“Global NOI” means Global Operating Revenues less Global Operating Expenses.

“Global Operating Expenses” means the actual, reasonable and necessary costs and expenses of owning, operating, managing and maintaining the real properties owned by the Partnership and its subsidiaries (incurred during any calculation period), determined on a cash basis (except for real and personal property taxes and insurance premiums, which shall be determined on an accrual basis), including a management fee in an amount equal to the actual management fees; excepting, however, (a) interest or principal due on any Indebtedness; (b) capital expenditures; and (c) non-cash charges such as depreciation and amortization.

“Global Operating Revenues” means for any period for which the calculation thereof is being made, all revenues, including without limitation rents, and parking reserves and of a recurring nature, from the real properties owned by the Partnership and its subsidiaries, determined on a cash basis, and derived from the ownership, operation, use, leasing and occupancy of the real properties owned by the Partnership and its subsidiaries during such period; however, that in no event shall Global Operating Revenues include (i) any proceeds of Indebtedness; (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from tenants, unless and until the same are applied to rent or other obligations in accordance with the applicable leases; or (v) any other extraordinary items.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means the Partnership, REIT and REIT TRS, jointly and severally.

“Guaranty” means the guaranty of the Guarantors in Section 12 hereof.

“Hazardous Substances” has the meaning given that term in the Environmental Indemnity Agreement.

“Hotel Borrower” means (i) each Person which is a wholly-owned Subsidiary of the Partnership and which owns a Hotel Property and has become a “Borrower” under this Agreement, and (ii) each Person who is a wholly-owned Subsidiary of REIT TRS who is the lessee under a TRS Lease and has become a “Borrower” under this Agreement.

“Hotel Borrower Compliance Certificate” means a certificate in the form attached hereto as Exhibit E executed by each Hotel Borrower.

“Hotel Loan” means each advance of Loan Proceeds hereunder to a Hotel Borrower and secured by a Hotel Property.

“Hotel Loan Amount” means, as to each Hotel Loan and each Hotel Property, an amount not to exceed the least of (i) the undisbursed and available amount of the Loan Amount, (ii) sixty-five percent (65%) of the “as-is” appraised value of such Hotel Property, (iii) sixty-five percent (65%) of the cost of such Hotel Property, (iv) seventy percent (70%) of the “as-is” appraised real estate only value of such Hotel Property, or (v) $12,500,000.

“Hotel Property” shall mean any property which meets the following criteria as determined by Lender (unless otherwise waived in writing by Lender in its sole discretion):

(a)                                 Such Hotel Property must be wholly-owned in fee simple by a wholly owned Subsidiary of the Partnership, which Subsidiary (together with the lessee under a TRS Lease, which shall be a wholly-owned Subsidiary of REIT TRS) will be joined as a Hotel Borrower to this Agreement;

(b)                                 Such Hotel Property must be a hotel;

(c)                                  Such Hotel Property must be free of any liens or any Negative Pledges;

(d)                                 Such Hotel Property may not be subject to any material environmental or structural issues;

(e)                                  [Reserved];

(f)                                   Such Hotel Property must be subject to a Franchise Agreement, satisfactory to Lender, with Marriott, Starwood, Hilton, IHG or Hyatt and have at least a 5-year remaining term under such Franchise Agreement;

(g)                                  Such Hotel Property and the Hotel Borrower have no other Indebtedness;

(h)                                 Such Hotel Property shall have achieved a Hotel Property Debt Service Coverage Ratio of at least 1.40 to 1.00 for the immediately prior 12-month period;

(i)                                     Such Hotel Property complies with all representations and warranties and covenants in this Agreement and the other Loan Documents; and

(j)                                    Lender shall have received all Loan Documents applicable to such Hotel Property and Hotel Borrower, and Lender shall also have received the items specified in Sections 3.1 and 3.2 hereof, all of which shall be satisfactory to Lender.

“Hotel Property Debt Service” means the payments of principal and interest that would be due and payable on a Hotel Loan and any other Indebtedness of such Hotel Borrower or related to such Hotel Property during any specified period, assuming required monthly principal and interest payments that would be necessary to fully amortize the Hotel Loan over either (x) a twenty (20) year period, if the most recent property renovation of the Hotel Property was completed more than ten (10) years prior to the acquisition of such Hotel Property, or (y) a twenty-five (25) year period, if the most recent property renovation of the Hotel Property was completed ten (10) years or less prior the acquisition of such Hotel Property, in either case at an interest rate per annum equal to the highest of (i) the Interest Rate (as defined in the Note),

(ii) the Ten-Year Treasury Rate, plus two hundred fifty (250) basis points, or (iii) six and one-half percent (6.50%) per annum.

“Hotel Property Debt Service Coverage Ratio” means the ratio of NOI divided by Hotel Property Debt Service.

“HVCRE” means High Volatility Commercial Real Estate as defined in the Basel III Final Rule as published in 78 Fed Reg. 62, 165 (October 11, 2013) as amended, modified, supplemented or replaced.

“Improvements” means all buildings and other improvements and fixtures now or hereafter comprising any portion of a Hotel Property, including, without limitation, all on-site and off-site improvements.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (g) all guarantees by such Person of indebtedness of others, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (j) all Swap Obligations of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Initial Maturity Date” means November 14, 2019.

“Interest Rate” has the meaning provided for in the Note.

“Leases” shall mean all leases now or hereafter executed by or on behalf of Tenants pertaining to the rental of space within a Hotel Property.

“Lender” means TCF National Bank, a national banking association, and its successors and assigns.

“Lender Swap Agreement” means a Swap Agreement between a Borrower and Lender or any Affiliate of Lender; provided that neither Lender nor any Affiliate of Lender shall have any obligation to enter into any Swap Agreement with a Borrower.

“Liquid Assets” means, without duplication, unrestricted and unencumbered: (i) cash; (ii) certificates of deposit or time deposits with terms of six (6) months or less; (iii) U.S. treasury bills and other obligations of the Federal government, all with terms of six (6) months or less.

“Loan” means the loans made hereunder and governed by the terms hereof.

“Loan Amount” means an amount not to exceed $25,000,000 in the aggregate outstanding at any time.

“Loan Closing Date” means the date upon which the Closing occurs.

“Loan Documents” means, collectively, this Agreement, the documents set forth in Exhibits B-1 and B-2, any Lender Swap Agreement entered into in the sole discretion of Lender or Lender’s Affiliate and any other agreement, document or instrument evidencing and/or securing the obligations of any Obligor to Lender that Lender requires in connection with the execution of this Agreement or from time to time to effectuate the purposes of this Agreement, together with all amendments, restatements, supplements and modifications thereof.

“Loan Expenses” has the meaning provided in Section 4.2(a) of this Agreement.

“Loan Proceeds” means all amounts advanced as part of the Loan, whether advanced directly to a Borrower or otherwise.

“Manager” means any Person that is the manager, managing member, sole member, general partner or equivalent of a Borrower or Obligor.

“Maturity Date” means the Initial Maturity Date, subject to extension to the Extended Maturity Date, as provided in Section 2.11 hereof.

“Midwest Bank Loan” means the loan to the Partnership in the original principal amount of $            from Midwest Bank, as evidenced by the Promissory Note for loan number 4708862, as amended, modified, supplemented, restated or refinanced from time to time.

“Mortgage” means any mortgage or deed of trust from a Hotel Borrower to and for the benefit of Lender, encumbering a Hotel Property, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Municipality” means each city, town or municipality in which a Hotel Property is located.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits the creation or assumption of any lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

“Net Insurance Proceeds” has the meaning set forth in Section 10.4 of this Agreement.

“NOI” means Operating Revenues less Operating Expenses.

“Note” means, collectively (i) that certain Promissory Note in the stated principal amount of $25,000,000 dated as of even date herewith made by the Partnership and payable to the order of Lender, and (ii) each Promissory Note in the stated principal amount of each Hotel Loan made by a Hotel Borrower and the Partnership and payable to the order of Lender, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loan, and all Swap Obligations under Lender Swap Agreements, if any, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other indebtedness, liabilities or obligations of any Obligor to Lender or any indemnified party arising under the Loan Documents.

“Obligors” means the Partnership, REIT, REIT TRS, each Hotel Borrower and any other Person who is now or hereafter liable for the Obligations or any portion thereof.

“OFAC” means the Office of Foreign Assets Control of the Unites States Department of the Treasury.

“Operating Expenses” means the actual, reasonable and necessary costs and expenses of owning, operating, managing and maintaining a Hotel Property (incurred by the applicable Hotel Borrower during any calculation period), determined on a cash basis (except for real and personal property taxes and insurance premiums, which shall be determined on an accrual basis), including, an FF&E reserve of 4% of Operating Revenues and a management fee in an amount equal to the greater of: (i) the actual management fees; or (ii) three percent (3%) of Operating Revenues, excepting, however, (a) interest or principal due on the Loan; (b) capital expenditures; and (c) non-cash charges such as depreciation and amortization.

“Operating Revenues” means for any period for which the calculation thereof is being made, all revenues, including without limitation rents, and parking reserves approved by Lender and of a recurring nature, from a Hotel Property received by the applicable Hotel Borrower, determined on a cash basis, and derived from the ownership, operation, use, leasing and occupancy of the applicable Hotel Property during such period; however, that in no event shall Operating Revenues include (i) any Loan Proceeds; (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from Tenants in the Hotel Property, unless and until the same are applied to rent or other obligations in accordance with the applicable Leases; or (v) any other extraordinary items.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Party” means any Person (other than Lender) who is a party or signatory to any Loan Document.

“Patriot Act” means Title III of Pub. L. 107-56, signed into law October 26, 2001.

“Permits” has the meaning provided in Section 3.1(e)(ii) of this Agreement

“Permitted Encumbrances” means, collectively, all matters listed on Exhibit B to each Mortgage.

“Person” means any entity, whether an individual, trustee, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or otherwise.

“Personal Property” means all of a Hotel Borrower’s right, title and interest, whether now existing or hereafter acquired, in and to all furniture, furnishings, fixtures, machinery, equipment, inventory and other personal property of every kind, tangible and intangible, now or hereafter (i) located on or about a Hotel Property, (ii) used or to be used in connection with a Hotel Property, or (iii) relating or arising with respect to a Hotel Property.

“Policies” shall mean those policies of insurance that Borrowers are required by Lender to maintain, including those set forth in Article 10 and Exhibit C hereof; and each, a “Policy.”

“Prohibited Person” shall have the meaning ascribed to such term in Section 5.15(d) of this Agreement.

“Prohibited Transfer” shall have the meaning ascribed to such term in the Mortgage.

“Project Agreements” means, collectively, all agreements (other than the Loan Documents) relating to the acquisition, financing, construction or operation of each Hotel Property, including but not limited to the Entity Documents, any Declaration of Covenants, each Franchise Agreement and each Property Management Agreement.

“Property Management Agreement” means any management agreement by and between a Hotel Borrower and a Property Manager with respect to a Hotel Property.

“Property Manager” means any manager for a Hotel Property approved by Lender from time to time.

“Recorder’s Office” means the Office of the Recorder of Deeds, Register of Titles or similar office in any county in which a Hotel Property is located.

“REIT” has the meaning set forth in the introductory paragraph of this Agreement.

“REIT TRS” has the meaning set forth in the introductory paragraph of this Agreement.

“Restoration Plans” means plans and specifications for restoring Improvements damaged by fire or other casualty or through condemnation.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) an Affiliate of such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctions Laws and Regulations” means any Sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by OFAC.

“Swap Agreement” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” means all taxes, assessments, levies and charges imposed by any public or quasi-public authority having jurisdiction over a Hotel Property or a Borrower which are or may affect a Hotel Property or a Borrower, or become a lien upon, a Hotel Property, or interest therein, or imposed by any Governmental Authority upon a Borrower or Lender by reason of their respective interests in a Hotel Property or by reason of any payment, or portion thereof, made to Lender hereunder or pursuant to any Obligation or any of the other Loan Documents, other than taxes which are measured by and imposed upon Lender’s general net income.

“Tenant” shall mean a tenant under a Lease of space in a Hotel Property.

“Ten-Year Treasury Rate” means the published weekly average of yield on United States Treasury Notes adjusted to a constant maturity of ten (10) years for the most recent week available on the applicable adjustment date, as published and made available to the Federal Reserve Board pursuant to its Federal Reserve Statistical Release H. 15 (519).

“Termination Date” means, with respect to each Hotel Loan, the first day of the twelfth month following the closing of such Hotel Loan.

“Title Company” means each title company which issues a Title Policy.

“Title Policy” has the meaning provided in Section 3.2(b) of this Agreement.

“To Borrower’s knowledge” means the current actual knowledge of Corey Maple and Norman Leslie with respect to any Obligor.

“TRS Lease” means any Lease with respect to a Hotel Property between the Hotel Borrower which owns such Hotel Property, as lessor, and the Hotel Borrower which is the lessee under such Lease, which shall be subject to Lender’s prior approval.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(3) of the Code.

1.3.                            Singular and Plural Terms.  Any defined term used in the plural in any Loan Document shall refer to all members of the relevant class and any defined term used in the singular shall refer to any number of the members of the relevant class.

1.4.                            Accounting Principles.  Any accounting term used and not specifically defined in any Loan Document shall be construed in conformity with, and all financial data required to be submitted under any Loan Document shall be prepared in conformity with, GAAP applied on a consistent basis or in accordance with such other principles or methods as are reasonably acceptable to Lender.

1.5.                            References and Other Terms.  Any reference to any Loan Document or other document shall include such document both as originally executed and as it may from time to time be modified.  References herein to Articles, Sections and Exhibits shall be construed as references to this Agreement unless a different document is named.  References to subparagraphs shall be construed as references to the same Section in which the reference appears.  The term “document” is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind.  The terms “including” and “include” mean “including (include) without limitation.”

2.                                      THE LOAN; EQUITY REQUIREMENTS; RESERVES.

2.1.                            Agreement to Borrow and Lend.  The Partnership and each Hotel Borrower agree to borrow from Lender, and Lender agrees to lend to the Partnership and each Hotel Borrower, an amount not to exceed the Loan Amount, on the terms of and subject to the conditions of this Agreement.  The principal amount of each Hotel Loan shall not exceed the Hotel Loan Amount and the aggregate principal balance of all Loans outstanding shall not exceed the Loan Amount.  The Loan is a revolving facility, and Borrowers shall have the right to re-borrow any portion of the principal balance of the Loan repaid by Borrowers, subject to the terms of this Agreement.  The Loan shall be used solely to acquire Hotel Properties.  At no time may there be more than three (3) separate Hotel Loans outstanding, and no more than one advance of the Loan Proceeds of each Hotel Loan may be made.

2.2.                            Loan Advances Evidenced by Note.  All Disbursements hereunder shall be evidenced by the Note.

2.3.                            Calculation of Interest.  Interest shall be calculated in accordance with the terms of the Note.

2.4.                            Payments of Interest and Principal.

(a)                                 Payments of principal and interest due under this Agreement shall be made in accordance with the terms of the Note.

(b)                                 The Note provides that accrued interest on each Hotel Loan will be paid monthly on the first day of each month, commencing the month following the disbursement of such Hotel Loan.  The Note further provides that after the disbursement of a Hotel Loan, after a ninety (90) day interest only period, the principal balance of such Hotel Loan shall amortize in equal monthly installments of principal in amounts sufficient to fully repay such Hotel Loan over a 20-year period (if the last property renovation was completed more than 10 years prior to the acquisition of such Hotel Property), or over a 25-year period (if the last property renovation was completed 10 years or less prior to the acquisition of such Hotel Property), in each case based upon a per annum interest rate of 6.50%.

(c)                                  Each Hotel Loan will be due and payable in full on the applicable Termination Date.

(d)                                 No new Hotel Loans or Loan advances will be available after the Maturity Date.

(e)                                  Once a Hotel Loan is repaid in full, the principal amount thereof shall be available for borrowings under new Hotel Loans, subject to the terms of this Agreement, on or before the date specified in (d) above.

2.5.                            Default Rate.  Upon the occurrence of an Event of Default under this Agreement or any of the other Loan Documents, Lender, at its option, may, if permitted under Applicable Law, do one or both of the following:  (a) increase the rate of interest on the principal balance of the Loan and any other amounts then owing by Borrowers to Lender to the Default Rate until paid in full and (b) add any unpaid accrued interest to principal and such sum shall bear interest therefrom until paid in full at the Default Rate.  Neither the Interest Rate nor the Default Rate shall exceed the maximum rate permitted by Applicable Law under any circumstance.

2.6.                            Late Charge.  If any payment under this Agreement or any other Loan Document is not made within five (5) days after such payment is due, then, in addition to the payment of the amount so due, Borrowers shall pay to Lender a “late charge” equal to five percent (5.0%) of the amount of that payment.  This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Lender.  Borrowers agree that the damages to be sustained by the Lender for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

2.7.                            Prepayment.  The Loan shall be prepayable only in accordance with the terms and conditions of the Note.

2.8.                            Sanctions Laws and Regulations.

(a)                                 No Obligor shall, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other Person or entity (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions under any Sanctions Laws and Regulations, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any Party.

(b)                                 None of the funds or assets of any Obligor that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or any Sanctioned Country.

2.9.                            Use of Proceeds.  No Borrower shall request any Disbursement and no Borrower shall use, and each Borrower shall ensure that its Affiliates and its or their respective directors, officers, employees and agents shall not use, the Loan Proceeds (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transactions of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

2.10.                     Loan Fee.  On the Loan Closing Date, Borrowers shall pay Lender a loan fee in the amount of $62,500, which shall be fully earned and non-refundable.  In addition, upon the disbursement of each Hotel Loan, Borrowers shall pay Lender a loan fee in the amount of 0.25% of the principal amount of such Hotel Loan, which shall be fully earned and non-refundable.

2.11.                     Extension Option2.12.                       .  Borrower shall have the right (the “Extension Option”) to extend the Initial Maturity Date to the Extended Maturity Date, subject to fulfillment of the following conditions:

(a)                                 Borrower shall have delivered to Lender written notice (an “Extension Notice”) of the exercise of the Extension Option not less than sixty (60) nor more than ninety (90) days prior to the Initial Maturity Date;

(b)                                 No Default or Event of Default exists as of the date the Extension Notice is given or the Initial Maturity Date;

(c)                                  The Partnership shall have achieved a Global Debt Service Coverage Ratio of not less than 1.25 to 1.00 tested as of the last day of the calendar month immediately preceding the Initial Maturity Date, for the 12-month period then ended;

(d)                                 On or prior to the Initial Maturity Date, Borrower shall have paid to Lender an extension fee in the amount of $62,500; and

(e)                                  No material adverse change in the financial condition of Borrower has occurred.

3.                                      CONDITIONS TO CLOSING.

3.1.                            Closing Deliveries.  On or before the Loan Closing Date, unless a different date is specified below, Obligors shall execute and/or deliver to Lender those of the following documents and other items required to be executed and/or delivered by Obligors, and shall cause to be executed and/or delivered to Lender those of the following documents and other items required to be executed and/or delivered by others, all of which documents and other items shall contain such provisions as shall be required to conform to this Agreement and otherwise shall be satisfactory in form and substance to Lender:

(a)                                 Loan Documents.  Fully executed original copies of each of the Loan Documents listed on Exhibit B-1 hereto.

(b)                                 [Reserved]

(c)                                  Searches.  Current Uniform Commercial Code, federal and state tax lien and judgment searches, pending suit and litigation searches and bankruptcy court filings searches covering each Obligor as specified by Lender and disclosing no matters objectionable to Lender.

(d)                                 Borrower’s Attorney’s Opinion.  An opinion of one or more counsel for the Obligors and Constituent Entities satisfactory to Lender.

(e)                                  Organizational Documents.  A certified copy (certified, where applicable, by the state office in which such documents were filed, and in all other cases by an appropriate representative of the entity) of:

(i)                                     All applicable Entity Documents for the Partnership, REIT, REIT TRS and each other Borrower and each entity whose authorization is necessary to authorize the execution, delivery and performance of the Loan Documents, or whose authorization is necessary to authorize any other entity whose authorization is necessary in respect thereto, certified by the appropriate officer or representative.  For purposes hereof, the Partnership, REIT, REIT TRS, each Hotel Borrower, any Manager and all such other entities are referred to herein below as the “Constituent Entities”;

(ii)                                  Resolutions by the applicable Constituent Entities authorizing the execution and delivery of the Loan Documents, certified by an appropriate representative of the Constituent Entities;

(iii)                               An incumbency certificate, including specimen signatures for all individuals executing any of the Loan Documents, certified by the secretary or other appropriate representative of such entity;

(iv)                              Certificates of existence or good standing for the Partnership, REIT, REIT TRS, each other Borrower and each Constituent Entity; and

(v)                                 All other instruments and documents concerning the formation and existence of the Partnership, REIT, REIT TRS, each other Borrower and the Constituent Entities.

(f)                                   Financial Statements.  All financial information requested by Lender with respect to the Partnership, REIT, REIT TRS and each other Borrower.

(g)                                  Additional Documents.  Such other papers and documents regarding the Obligors and Constituent Entities as Lender may require.

3.2.                            Deliveries Required for Hotel Loans(a)                                .  At least twenty (20) days prior to the closing of a Hotel Loan, or at such other time as is specified below, the applicable Hotel Borrower, the Partnership, REIT, and/or REIT TRS shall execute and/or deliver the documents listed below and other items required to be executed and/or delivered by Hotel Borrower, the Partnership, REIT and/or REIT TRS, and shall cause the documents listed below and other items required to be executed and/or delivered by others, all of which documents and other items shall contain such provisions as shall be required to conform to this Agreement and otherwise be in form and substance satisfactory to Lender.  Following receipt by Lender of the documents listed below and other required items, Lender shall advise Borrower in writing within ten (10) Business Days if the Hotel Property for which a Hotel Loan is being requested is located in a geographic area which is not satisfactory to Lender.  In such event, Lender shall be under no obligation to make a Hotel Loan with respect to such Hotel Property.

(a)                                 Loan Documents.  The Loan Documents listed on Exhibit B-2 hereto.

(b)                                 Title Insurance Policy.  An ALTA Loan Policy (“Title Policy”) issued by the Title Company in the full amount of the applicable Hotel Loan naming Lender as the insured party and the applicable Hotel Borrower as the owner and fee simple title holder of the applicable Hotel Property, in each case subject only to the Permitted Encumbrances, and insuring the lien of the Mortgage as a first and prior lien upon the Hotel Property, subject to no exceptions other than exceptions approved by Lender.  The Title Policy must specifically insure Lender for claims and questions related to claims for mechanics’ or materialmen’s liens and shall include endorsements satisfactory to Lender, including, without limitation, (i) an ALTA Form 3.1 Zoning Endorsement (with parking and excluding the marketability limitation), (ii) a Survey

Endorsement, (iii) a Usury Endorsement, (iv) an Access Endorsement, (v) a Tax Parcel Endorsement, (vi) a Contiguity Endorsement, if applicable, (vii) an Environmental Lien Endorsement, (viii) a Comprehensive Endorsement No. 1, (ix) a Utility Facility Endorsement, (x) a Variable Rate Endorsement, (xi) a Waiver of Arbitration Endorsement, (xii) a Doing Business Endorsement, and (xiii) such other Endorsements as the Lender may require.

(c)                                  Survey.  A plat of survey (“Survey”) of the applicable Hotel Property dated no earlier than ninety (90) days prior to the closing of the applicable Hotel Loan, which Survey must be prepared by a registered land surveyor in accordance with the current survey standards of the American Land Title Association and National Society of Professional Surveyors.  The Survey shall be certified to the applicable Hotel Borrower, Lender and the Title Company.  The Survey shall include such information as may be required by the Title Company to provide survey coverage in the Title Policy and shall satisfy the survey standards set forth on Exhibit I attached hereto.

(d)                                 Insurance Policies.  Certificates of insurance for all insurance policies required pursuant to Section 10 hereof, or at Lender’s request copies of the insurance policies.

(e)                                  Utilities; Licenses; Permits.  Evidence satisfactory to Lender that:

(i)                                     all utility and municipal services required for the occupancy and operation of the Hotel Property are available;

(ii)                                  all permits, licenses and governmental approvals (“Permits”) (including liquor licenses), required to be issued by the applicable Governmental Authority to authorize the use, occupancy and operation of the Hotel Property, required by applicable law have been issued, are in full force and effect and all fees therefor have been fully paid;

(iii)                               the storm and sanitary sewage disposal system, the water system and all mechanical systems serving the Hotel Property comply with all Applicable Laws, including Environmental Laws and the applicable environmental protection agency, pollution control board and/or other Governmental Authorities having jurisdiction of the Hotel Property have issued their Permits for the operation thereof; and

(iv)                              all utility, parking, access (including curb-cuts and public street access), recreational and other easements and permits required or, in Lender’s judgment, necessary for the use of the Hotel Property have been granted or issued;

which evidence shall include a complete list of all Permits required to construct, occupy and operate the Hotel Property and copies of all Permits issued to date and all utility letters, licenses and grants of easements.

(f)                                   Environmental Audit.  Environmental Audit with respect to the applicable Hotel Property, together with a reliance letter addressed to Lender, or a separate agreement with such consultant permitting Lender to rely on such report.

(g)                                  Appraisal.  Appraisal of the applicable Hotel Property satisfactory to Lender showing an “as-is” value not exceeding 60% of the principal amount of the Hotel Loan applicable to such Hotel Property and not exceeding 75% of the “as-is” real estate only value of such Hotel Property.

(h)                                 Documents of Record.  Copies of all covenants, conditions, restrictions, easements and matters of record which affect the Hotel Property.

(i)                                     Searches.  Current Uniform Commercial Code, federal and state tax lien and judgment searches, pending suit and litigation searches and bankruptcy court filings searches covering such Hotel Borrower and any other Obligor as may be specified by Lender and disclosing no matters objectionable to Lender.

(j)                                    Flood Plain.  Evidence that (a) no portion of the Hotel Property is located in an area designated by the Secretary of Housing and Urban Development as having special flood hazards, or if any portion of the Hotel Property is so located, evidence that flood insurance is in effect; and (b) no portion of the Hotel Property is located in a federally, state or locally designated wetland or other type of government protected area.

(k)                                 Borrower’s Attorney’s Opinion.  An opinion of one or more counsel for the Hotel Borrower and any other Person specified by Lender, satisfactory to Lender.

(l)                                     Organizational Documents.  A certified copy (certified, where applicable, by the state office in which such documents were filed, and in all other cases by an appropriate representative of the entity) of:

(i)                                     All applicable Entity Documents for such Hotel Borrower and each Constituent Entity;

(ii)                                  Resolutions by the applicable Constituent Entities authorizing the execution and delivery of the Loan Documents, certified by an appropriate representative of the Constituent Entities;

(iii)                               An incumbency certificate, including specimen signatures for all individuals executing any of the Loan Documents, certified by the secretary or other appropriate representative of such entity;

(iv)                              Certificates of existence or good standing for such Hotel Borrower and each Constituent Entity from their state of formation and each other state in which such Person conducts business; and

(v)                                 All other instruments and documents concerning the formation and existence of the Hotel Borrower and Constituent Entities.

(m)                             Real Estate Taxes.  Evidence satisfactory to Lender that real estate taxes due and payable with respect to the Hotel Property have been paid in full.  In connection therewith, Borrower shall deliver to Lender copies of the most recent real estate tax bills for the Hotel Property.

(n)                                 Financial Statements.  All financial information requested by Lender with respect to the Hotel Property and Hotel Borrower.

(o)                                 Property Management Agreement; Franchise Agreement.  A copy of the Property Management Agreement and Franchise Agreement.

(p)                                 Other Project Agreements.  Copies of the Project Agreements (to the extent not listed above).

(q)                                 Leases.  Certified copies of any Lease in effect on the date hereof, including the applicable TRS Lease, together with assignments, subordination, non-disturbance and attornment agreements and tenant estoppel certificates, in form and substance acceptable to Lender with respect to each Lease.

(r)                                    Purchase Agreement.  The purchase agreement for the Hotel Property.

(s)                                   Property Condition Report.  A property condition report with respect to the Hotel Property, satisfactory in all respects to Lender.

(t)                                    Hotel Property Financial Information.  Current financial information, which shall be satisfactory in all respects to Lender, with respect to the Hotel Property, together with a current STR Report, which shall be satisfactory to Lender.

(u)                                 Site and Market Inspection.  Lender shall have made a physical inspection of such Hotel Property and received such market data information as it may require, all of which shall be satisfactory in all respects to Lender.

(v)                                 Project Agreements.  Lender shall have received all Project Agreements with respect to the Hotel Property, including the Franchise Agreement and a satisfactory comfort letter from the Franchisor, all of which shall be satisfactory in all respects to Lender.

(w)                               Disbursement Request.  A fully executed Disbursement Request, executed by the Partnership and applicable Hotel Borrower.

(x)                                 Additional Documents.  Such other papers and documents regarding the Obligors and Constituent Entities as Lender may require.

3.3.                            Truthfulness of Statements as of Closing.  As conditions precedent to the Closing and the closing of any Hotel Loan, the following statements shall be true and correct on the Closing Date and on the date of closing of each Hotel Loan, and Borrowers hereby represent and warrant to Lender the following:

(a)                                 The representations and warranties contained in Section 5 of this Agreement are correct on and as of the Closing and on the date of closing of each Hotel Loan, as though made on and as of such date;

(b)                                 No Default has occurred and is continuing, and no Event of Default has occurred, hereunder, or would result from the execution and delivery of the Loan Documents or the other Project Agreements;

(c)                                  No default, or event or condition that with notice or the passage of time or both would result in a default, exists under any of the Project Agreements;

(d)                                 No litigation has been instituted against any Obligor or Constituent Entity which would be reasonably likely to have a material adverse effect on the condition (financial or otherwise) of such Constituent Entity’s or Obligor’s ability to perform its Obligations hereunder, under any of the Loan Documents or under any of the Project Agreements;

(e)                                  No material adverse change has occurred in the condition or operations, financial or otherwise, of any Obligor since the date of the most recent financial statements of each such party delivered to Lender; and

(f)                                   The Partnership and Hotel Borrowers are in compliance with all Financial Covenants.

4.                                      DISBURSEMENT PROCEDURES.

4.1.                            Conditions Precedent to Disbursement of Loan Proceeds.  No Disbursement of Loan Proceeds shall be made by Lender to any Borrower at any time unless:

(a)                                 all conditions precedent to that disbursement have been satisfied, including, without limitation, performance of all of the then pending obligations of Borrower under this Agreement and the Loan Documents;

(b)                                 no Default shall have occurred and be continuing and no Event of Default shall have occurred;

(c)                                  no litigation or proceedings are pending or threatened (including proceedings under Title 11 of the United States Code) against the Partnership, REIT, REIT TRS, any Hotel Borrower, any Constituent Entity, any other Obligor or any Hotel Property, which litigation or proceedings could reasonably be expected to materially affect the ability of any such parties to perform their obligations under the Loan Documents, constitute an Event of Default or have a material adverse affect on their respective financial condition or any Hotel Property;

(d)                                 all representations and warranties made by the Obligors to Lender herein and otherwise in connection with this Loan continue to be accurate; and

4.2.                            Loan Disbursement.  Subject to the satisfaction of the terms and conditions contained in this Article 4, the Loan Proceeds shall be disbursed as follows:

(a)                                 Each Borrower hereby requests and authorizes Lender to make advances directly to itself for payment and reimbursement of all interest, charges, costs and expenses incurred by Lender in connection with the Loan, including, but not limited to: (i) interest due on the Loan, and any points, loan fees, service charges, commitment fees or other fees due to Lender in connection with the Loan; (ii) all amounts due under any Lender Swap Agreement; (iii) all title examination, survey, escrow, filing, search, recording and registration fees and charges; (iv) all fees and disbursements of consultants engaged by Borrower or Lender; (v) all documentary, stamp and other taxes and charges imposed by law on the issuance or recording of any of the Loan Documents; (vi) all Appraisal fees; (vii) all title, casualty, liability, payment, performance or other insurance or bond premiums; (viii) all fees and disbursements of legal counsel engaged by Lender in connection with the Loan, including, without limitation, counsel engaged in connection with the enforcement or administration of this Agreement or any of the Loan Documents; and (ix) any amounts required to be paid by any Borrower under this Agreement, any Mortgage or any other Loan Document after the occurrence of an Event of Default (all of which are herein collectively referred to as “Loan Expenses”).

4.3.                            Use of Loan Proceeds; Inspections of the Improvements.  The proceeds of the Loan shall be used by the Partnership and Hotel Borrowers solely for the purpose of acquiring Hotel Properties.

4.4.                            Frequency of Payouts.  Subsequent to the Closing, Disbursements of Loan Proceeds shall be made, and the conditions precedent to such Disbursements shall be met from time to time, but no more frequently than once in each calendar month.

4.5.                            Expenses and Advances Secured by Mortgage.  Any and all advances or payments made by Lender hereunder, from time to time, and any amounts expended by Lender pursuant to this Agreement, together with attorneys’ fees, if any, and all other Loan Expenses, as and when advanced or incurred, shall be deemed to have been disbursed as part of the Loan and be and become Obligations hereunder secured and guaranteed by the Loan Documents, whether or not the aggregate of such Obligations shall exceed the face amount of the Note.

4.6.                            Acquiescence not a Waiver.  To the extent that Lender may have acquiesced (whether intentionally or unintentionally) in a Borrower’s failure to comply with and satisfy any condition precedent to the Closing or to any Disbursement of Loan

Proceeds, such acquiescence shall not constitute a waiver by Lender of any condition precedent set forth in this Agreement, and Lender at any time thereafter may require the Borrowers to comply with and satisfy all conditions and requirements of this Agreement.

4.7.                            No Liability for Disbursements.  Under no circumstances shall Lender be responsible or liable to any Person, including without limitation any Borrower, for or on account of any Disbursement of, or failure to disburse, the Loan Proceeds or any part thereof.  The forgoing shall be in addition to all other limitations on the responsibility and liability of Lender set forth in this Agreement.

4.8.                            Lender Swap Agreements.  Lender or an Affiliate of Lender may, at a Borrower’s request and at the sole discretion of Lender or such Affiliate, enter into one or more Lender Swap Agreements with a Borrower from time to time, on such terms and conditions pursuant to such Lender Swap Agreement documents as Lender or such Affiliate shall require.  Any existing or future Lender Swap Agreement is and shall be secured by the Mortgages and any and all other collateral granted to Lender under the Loan Documents, and each Borrower hereby assigns to Lender, and grants Lender a lien on and security interest in, all collateral now or hereafter securing the Loan.  Each Borrower further grants and assigns to Lender and its Affiliates, to secure all Obligations, a security interest in all of such Borrower’s existing and future rights, title and interest to the payment of money from Lender or its Affiliates under any Lender Swap Agreement.  Each Borrower agrees to execute such agreements, assignments and other documents and take such further actions as Lender may reasonably request to evidence, perfect and effectuate all of the foregoing rights and interests of Lender and its Affiliates.  Each Borrower acknowledges that any Event of Default hereunder is an “Event of Default” as defined in any Lender Swap Agreement and shall give Lender or its Affiliate the right to terminate any Lender Swap Agreement and demand payment of all Swap Obligations thereunder, including without limitation all losses, fees and costs incurred by Lender or its Affiliate in connection therewith.

5.                                      REPRESENTATIONS AND WARRANTIES.  As a material inducement to Lender’s entry into this Agreement, the Partnership, REIT, REIT TRS and each Hotel Borrower represent and warrant to Lender that:

5.1.                            Formation, Qualification and Compliance.

(a)                                 Organization and Existence.  The Partnership is a limited partnership, duly organized and validly existing as a limited partnership in good standing under the laws of the State of Delaware and is qualified to do business in all jurisdictions in which it is transacting business.  The REIT is a Maryland corporation, duly organized, validly existing as a corporation in good standing under the laws of the State of Maryland and is qualified to do business in all jurisdictions in which it is transacting business.  REIT TRS is a Delaware corporation, duly organized, validly existing as a corporation in good standing under the laws of the State of Delaware and is qualified to do business in all jurisdictions in which it is transacting business.  Each Hotel Borrower is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in the State where the Hotel Property it owns is located and in all other jurisdictions in which such Hotel Borrower is transacting business.

(b)                                 Authorization.  Each Obligor has the power and authority to execute, deliver and perform the obligations imposed on it under the Loan Documents and to consummate the transactions contemplated by the Loan Documents and has taken all necessary actions in furtherance thereof including, without limitation, that any Person whose approval is required by the terms of such Obligor’s organizational documents has duly approved the transactions contemplated by the Loan Documents and has authorized execution and delivery thereof by the respective signatories.  No other consent by any local, state or federal agency is required in connection with the execution and delivery of the Loan Documents.  A true and complete organizational chart showing the ownership and U.S. employer tax identification number of the Partnership is attached hereto as Exhibit F.  Such Obligor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Treasury Regulations).

(c)                                  Valid Execution and Delivery.  All of the Loan Documents requiring execution by such Obligor have been duly and validly executed and delivered by such Obligor.

(d)                                 Enforceability.  All of the Loan Documents constitute valid, legal and binding obligations of such Obligor and are fully enforceable against such Obligor in accordance with their terms, subject only to bankruptcy laws and general principles of equity.

5.2.                            Financial and Other Information.  All financial information furnished to Lender with respect to each Obligor and each Hotel Property in connection with the Loan (a) is complete and correct in all material respects as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery), (b) accurately presents the financial condition of such Obligor as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery) and (c) has been prepared in accordance with GAAP consistently applied or in accordance with such other principles or methods as are reasonably acceptable to Lender; provided that, irrespective of any treatment accorded under GAAP consistently applied, all off-balance sheet transactions shall have been disclosed in writing and accompany such other financial information submitted in accordance with this Section 5.2.  All other documents and information furnished to Lender with respect to such Obligor in connection with the Loan are correct in all material respects as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery) and complete insofar as completeness is necessary to give Lender an accurate knowledge of their subject matter.  Such Obligor has no material liability or contingent liability not disclosed to Lender in writing and there is no material lien, claim, charge or other right of others of any kind (including liens or retained security titles of conditional vendors) on any property of any such Person not disclosed in such financial statements or otherwise disclosed to Lender in writing.

5.3.                            No Material Adverse Change.  There has been no material adverse change in the condition, financial or otherwise, or the properties or businesses of such Obligor since the dates of the latest financial statements furnished to Lender.  Since those dates, such Obligor has not entered into any material transaction not disclosed in such financial statements or otherwise disclosed to Lender in writing.  Further, there are no existing Defaults under any of the Loan Documents or defaults under any Project Agreements, nor do there exist any circumstances or conditions that with the passage of time or giving of notice or both would result in a Default or an Event of Default under any of the Loan Documents.

5.4.                            Tax Liability.  Each Obligor has filed all required federal, state and local tax returns and has paid, prior to delinquency, all taxes payable by it (including interest and penalties, but subject to lawful extensions disclosed to Lender and Lender in writing) other than taxes being promptly and actively contested in good faith and by appropriate proceedings.  Such Obligor agrees to maintain adequate reserves for tax liabilities (including contested liabilities) in accordance with GAAP or in accordance with such other principles or methods as are reasonably acceptable to Lender.

5.5.                            Usury.  the Loan is an exempted transaction under the Truth In Lending Act, 12 U.S.C. §1601 et seq.; and the Loan does not, and when disbursed will not, violate the provisions of the usury laws of the State of Colorado, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, any Obligor or any property securing the Loan.

5.6.                            Title to Property; Survey.  At the closing of each Hotel Loan and at all times thereafter until such Hotel Loan is paid in full, each Hotel Borrower will have, subject to the Permitted Encumbrances, good and merchantable fee simple title to the Hotel Property owned by it.  Except for the current, non-delinquent taxes and assessments, if any, there are no taxes, assessments or liens pending or, to such Hotel Borrower’s knowledge, threatened against any Hotel Property for any present or past due taxes or for paving, sidewalk, curbing, sewer or any other street improvements of any kind.  No portion of any Hotel Property is now damaged or injured as the result of any fire, explosion, accident, flood or other casualty, nor is any part of any Hotel Property subject to any pending or, to such Borrower’s knowledge, threatened eminent domain or condemnation proceeding.  Except as disclosed by the Survey, each Hotel Property does not encroach upon any building line, set back line, sideyard line, or any recorded or visible easement (or other easement of which such Hotel Borrower is aware or has reason to believe may exist) which exists with respect to such Hotel Property.

5.7.                            Utility Services.  All utility and municipal services required for the construction, occupancy and operation of each Hotel Property, including, but not limited to, water supply, storm and sanitary sewage disposal systems, cable services, gas, electric and telephone facilities are presently available at the Hotel Property.  The storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems of the Property comply with all Applicable Laws.

5.8.                            Leases.  There are no Leases for use or occupancy of any part of any Hotel Property, except for the TRS Leases, true, correct and complete copies of which have been delivered to Lender and which have been approved by Lender.

5.9.                            Project Agreements.  Each of the Project Agreements is in full force and effect.  Neither such Obligor, nor its predecessor as a party to any Project Agreement, is in default under any of the Project Agreements, and such Obligor has no knowledge of a default by any other party under any of the Project Agreements.  Such Obligor has received no notice, whether oral or written, from any other party to any of the Project Agreements alleging any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Project Agreements by any party to any of the Project Agreements, nor has such Obligor delivered any notice, whether written or oral, to any party under any of the Project Agreements alleging any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Project Agreements by any party to any of the Project Agreements.

5.10.                     Governmental Requirements.  All Permits and other authorizations of Governmental Authorities required by applicable law for the use, occupancy and operation of each Hotel Property have been validly issued and are in full force.

5.11.                     Rights of Others.  Each Hotel Borrower is in compliance with all covenants, conditions, restrictions, easements, rights of way and other rights of third parties relating to the Hotel Property owned by it.

5.12.                     Name and Principal Place of Business.  Such Obligor presently uses no trade name other than its actual name.  Such Obligor’s principal place of business is 1635 43rd Street South, Suite 305, Fargo, North Dakota  58103.

5.13.                     Delivery of Documents.  Borrower has delivered to Lender true and complete copies of each document that grants rights to, or imposes obligations on, such Borrower in connection with the Hotel Properties, and has fully disclosed to Lender in writing the material terms of all existing oral agreements granting or imposing any such rights or obligations.

5.14.                     ERISA.  Such Obligor is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA.  The assets of such Obligor do not and will not constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Sec. 2510.3-101.  Such Obligor is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA.  Transactions by or with such Obligor are not and will not be subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents.  Neither such Obligor, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(a) of ERISA).

5.15.                     No Prohibited Persons.

(a)                                 No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Terrorism Law and/or the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)                                 Each Obligor acknowledges by executing this Agreement that Lender has notified such Obligor that, pursuant to the requirements of the Patriot Act and Lender’s policies and practices, Lender is required to obtain, verify and record such information as may be necessary to identify each Obligor and any guarantor (and certain Affiliates of each Obligor) (including the name and address of each Obligor and such Affiliates) in accordance with the Patriot Act.

(c)                                  Neither such Obligor nor any guarantor has been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of such Obligor or guarantor.

(d)                                 (i) None of such Obligor, any Constituent Entity, any guarantor, or any Person who owns any direct or indirect equity interest in or Controls such Obligor or Constituent Entity currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and such Obligor will implement procedures, approved by Manager, to ensure that no Person who now or hereafter owns any direct or indirect equity interest in such Obligor or Constituent Entity is a Prohibited Person or controlled by a Prohibited Person, and (ii) none of such Obligor, any Constituent Entity or any indemnitor or guarantor are in violation of any applicable laws relating to anti-money laundering or anti-terrorism, including, without limitation, any applicable laws related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time.  (1) in the event that such Obligor or Manager  is a single member limited liability company, the term “Manager” shall include such single member; (2) the term “Prohibited Person” shall mean any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States or America; and (3) the term “OFAC List” shall mean the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through its internet website.

(e)                                  Such Obligor has implemented and maintains in effect policies and procedures designed to ensure compliance by such Obligor, its Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Obligor, its Affiliates and their respective directors and officers and, to the knowledge of such Obligor, their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Obligor being designated as a Sanctioned Person.  None of (i) such Obligor, any Constituent Entity, any guarantor, any Affiliate or to the knowledge of such Obligor or such Affiliate any of their respective directors, officers or employees, or (ii) to the knowledge of such Obligor, any agent of such Obligor or any Affiliate that will act in any capacity in connection with or benefit from the Loan or any other transactions contemplated hereby, is a Sanctioned Person.  The Loan and the agreements contained herein will not violate Anti-Corruption Laws or applicable Sanctions.

5.16.                     Foreign Person.  Such Obligor is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

5.17.                     No Defenses.  This Agreement, the Note, each Mortgage and the other Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense, nor would the operation of any of the terms of this Agreement, the Note, any Mortgage or any of the other Loan Documents, or the exercise of any right thereunder, render this Agreement, the Note, any Mortgage or any of the other Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

5.18.                     Defense of Usury.  Such Obligor knows of no facts that would support a claim of usury to defeat or avoid its obligation to repay the principal of, interest on, and other sums or amounts due and payable under, the Loan Documents.

5.19.                     No Conflict/Violation of Law.  The execution, delivery and performance of the Loan Documents by such Obligor will not cause or constitute a default under or conflict with the organizational documents of such Obligor or, to such Obligor’s knowledge, or any Constituent Entity.  The execution, delivery and performance of the obligations imposed on such Obligor under the Loan Documents will not cause such Obligor or, to such Obligor’s knowledge, any Constituent Entity to be in default, including after due notice or lapse of time or both, under the provisions of any agreement, judgment or order to which such Obligor or any Constituent Entity of either of them is a party or by which such Obligor or any Constituent Entity of either of them is bound.

5.20.                     Consents Obtained.  All consents, approvals, authorizations, orders or filings with any court or governmental agency or body, if any, required for the execution, delivery and performance of the Loan Documents by such Obligor have been obtained or made.

5.21.                     No Litigation.  There are no pending actions, suits or proceedings, arbitrations or governmental investigations against a Hotel Property, such Obligor, or to such Obligor’s knowledge, any Constituent Entity of such Obligor, whether pursuant to the Loan Documents or otherwise, an adverse outcome of which would (after taking into account applicable insurance for which the applicable insurer has affirmatively confirmed coverage) materially affect such Obligor’s performance under this Agreement, the Note, any Mortgage or any of the other Loan Documents.

5.22.                     Fraudulent Conveyance.  Such Obligor (i) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (ii) believes that it has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the Loans contemplated by the Loan Documents, the fair saleable value of such Obligor’s assets exceed as of the date hereof and will, immediately following the execution and delivery of the Loan Documents, exceed such Obligor’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities.  The fair saleable value of such Obligor’s assets as of the date hereof is and will, immediately following the execution and delivery of the Loan Documents, be greater than such Obligor’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured.  Such Obligor’s assets as of the date hereof do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Such Obligor does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of such Obligor).

5.23.                     Investment Company Act.  Neither such Obligor nor any guarantor is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

5.24.                     Misstatements of Fact.  No certification, representation or statement of fact made in the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no fact presently known to such Obligor which has not been disclosed which adversely affects, or in the judgment of a reasonable Person might adversely affect, the business, operations or condition (financial or otherwise) of the representing party.  Further, and in clarification of the foregoing, to such Obligor’s knowledge, all reports, certificates, affidavits, representations, statements and other data furnished by or on behalf of such Obligor and each Constituent Entity of each of them to Lender, or their respective agents, in connection with the Loan are true and correct in all material respects and do not omit to state any fact or circumstance necessary to make the statements contained therein misleading.

5.25.                     Homestead.  No Hotel Property forms a part of any property owned, used or claimed by an Obligor as a residence or business homestead and is not exempt from forced sale under the laws of the state in which the Hotel Property is located.  Such Obligor hereby disclaims and renounces each and every claim to all or any portion of the Hotel Property as a homestead.

5.26.                     Personal Property.  Each Hotel Borrower is the owner, free and clear of all liens, of all of its Personal Property.

5.27.                     Single Asset Real Estate.  Each Hotel Property constitutes a “single asset real estate” as defined in Section 101(51B) of the Bankruptcy Code.

5.28.                     Government Regulation.  Such Obligor shall not (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the OFAC list) that prohibits or limits the Lender from making any advance or extension of credit to such Obligor or from otherwise conducting business with such Obligor, or (b) fail to provide documentary and other evidence of such Obligor’s identity or the identity of any beneficial owner of such Obligor as may be reasonably requested by Lender at any time to enable Lender to verify the identity of such Obligor and any beneficial owner of such Obligor or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 201, 31 U.S.C. Section 5318.

5.29.                     Continuing Nature of Representations and Warranties.  Each Obligor acknowledges, understands, and agrees that the representations and warranties set forth in this Section 5 shall be deemed to be continuing during all times when any or all of the Obligations remain outstanding and such representations and warranties shall be deemed to be restated and made effective as of each date a Disbursement is requested and made in accordance herewith.

6.                                      PROJECT COVENANTS.

6.1.                            Entry and Inspection.  At all times upon reasonable notice to a Borrower (which notice may be written or oral) (except no notice shall be required when Lender reasonably believes exigent or emergency circumstances or a Default or an Event of Default shall exist), Lender and its agents shall, subject to reasonable and customary safety procedures, reasonable requirements imposed by Borrowers’ insurance policies, and the rights of any Hotel Property tenants, have (a) the right of access to each Hotel Property and any location where any collateral for the Loan or where books and records of any Obligor are located, and (b) during Obligor’s normal business hours, the right to inspect and copy all documents pertaining to each Hotel Property and its assets.

6.2.                            Permits and Warranties.  Promptly upon receipt of the same, each Hotel Borrower shall furnish Lender with true and complete copies of all Permits, approvals, exemptions and other authorizations required in connection with its Hotel Property.

6.3.                            Project Contracts.  No Obligor shall enter into any agreement with any Person with respect to any Hotel Property with a total contract price in excess of $100,000, in the aggregate for all such agreements, without the prior written consent of Lender.

6.4.                            Protection Against Liens.  In the event that any claim of lien is asserted against any Hotel Property by any Person furnishing labor or materials to such Hotel Property, Borrowers shall immediately give notice of the same to Lender and shall, promptly and in any event within ten (10) Business Days after Lender’s written demand, (a) pay and discharge the same, or (b) contest such lien strictly in accordance with the requirements of the Mortgage.

6.5.                            Property Management Agreement.  No Obligor shall terminate, or modify in any material respect, any Property Management Agreement or Franchise Agreement without the prior written consent of Lender.  Obligor shall execute and deliver, in form and substance satisfactory to Lender, (A) an assignment of any Property Management Agreement, accompanied by the written consent and subordination of the Property Manager, and (B) a comfort letter or equivalent agreement, in form and substance satisfactory to Lender, from each franchisor under a Franchise Agreement.

6.6.                            Fees.  No fees in connection with the acquisition, use, operation or occupancy of any Hotel Property shall be paid to any Obligor, Manager or any Affiliate or any of the foregoing entities, without the prior written consent of Lender except as expressly permitted by Lender.

6.7.                            Project Agreements with Affiliates of Obligor.  No Obligor shall enter into any contracts or agreements with Manager or any Affiliate without the prior written consent of Lender.

7.                                      MAINTENANCE, OPERATION, PRESERVATION AND REPAIR OF PROPERTY.  Each Hotel Borrower shall maintain its Hotel Property (and all abutting grounds, sidewalks, roads, parking and landscape areas) in good condition and repair, shall operate such Hotel Property in a businesslike manner, shall prudently preserve and protect both its own and Lender’s interests in connection with such Hotel Property, shall not commit or permit any waste or deterioration of such Hotel Property, shall not abandon any portion of such Hotel Property, and shall not otherwise act, or fail to act, in such a way as to unreasonably increase the risk of any damage to such Hotel Property or of any other impairment of Lender’s interests under the Loan Documents.  Without limiting the generality of the foregoing, and except as otherwise agreed by Lender in writing from time to time, each Obligor shall promptly and faithfully perform and observe each of the following provisions:

7.1.                            Alterations and Repair.  Such Hotel Borrower shall not remove, demolish or materially alter any Improvement, except to make non-structural repairs which preserve or increase the applicable Hotel Property’s value, and shall promptly restore, in a good and workmanlike manner, any Improvement (or other aspect or portion of the applicable Hotel Property) that is damaged or destroyed from any cause.

7.2.                            Compliance.  Such Obligor shall comply with all Applicable Laws and requirements of Governmental Authorities (including, without limitation, all requirements relating to the obtaining of Permits), and all rights of third parties, relating to such Obligor, each Hotel Property or such Obligor’s business thereon.

7.3.                            Changes in Property Restrictions.  No Obligor shall initiate, join in or consent to any change in any applicable zoning ordinance, general plan or similar law, or to any private restrictive covenant or any similar public or private restriction on the use of any Hotel Property, except with the prior written consent of Lender.

8.                                      OTHER AFFIRMATIVE COVENANTS.  While any obligation of any Borrower under the Loan Documents remains outstanding, the following provisions shall apply, except to the extent that Lender otherwise consents in writing:

8.1.                            Existence and Control.  Each Hotel Borrower shall maintain its existence as a limited liability company in good standing under the laws of the State of Delaware and qualified to do business and in good standing in the State where its Hotel Property is located; the Partnership shall maintain its existence as a limited partnership, in good standing under the laws of the State of Delaware, and qualified to do business in each jurisdiction in which it conducts business; the REIT shall maintain its existence as a corporation, in good standing under the laws of the State of  Maryland and qualified to do business in each jurisdiction in which it conducts business; and REIT TRS shall maintain its existence as a corporation in good standing under the laws of the State of Delaware and qualified to do business in each jurisdiction in which it conducts business.

8.2.                            Protection of Liens.  Each Hotel Borrower shall maintain the lien of the Mortgage as a valid first priority lien on its Hotel Property, subject only to the Permitted Encumbrances, and take all actions, and execute and deliver to Lender all documents, reasonably required by Lender from time to time in connection therewith; and maintain the lien of the Loan Documents on the collateral described therein and take all actions, and execute and deliver to Lender all documents reasonably required by Lender from time to time in connection therewith, including supplemental security agreements, financing statements and other documents extending or perfecting Lender’s security interests in such collateral as they exist from time to time.

8.3.                            Notice of Certain Matters.  Each Obligor shall give notice to Lender, within fifteen (15) days after such Obligor obtains actual knowledge thereof, of each of the following:

(a)                                 any litigation or claim affecting or relating to a Hotel Property and involving an amount in excess of $25,000.00; and any litigation or claim that might subject an Obligor to liability in excess of $50,000.00, whether covered by insurance or not;

(b)                                 any dispute between an Obligor and any Governmental Authority relating to a Hotel Property or otherwise, the adverse determination of which might materially affect a Hotel Property or such Obligor;

(c)                                  any trade name hereafter used by a Hotel Borrower and any change in a Hotel Borrower’s principal place of business;

(d)                                 any default or breach by an Obligor or any other party under any Project Agreement, or the receipt by an Obligor of any notice of default or breach under any Project Agreement;

(e)                                  the creation or imposition of any mechanics’ lien or other lien against a Hotel Property;

(f)                                   any Default or Event of Default under any Loan Document;

(g)                                  except as disclosed in the Environmental Audit, the presence of any Hazardous Substances on, under or about a Hotel Property; any enforcement, clean-up, removal or other action or requirement of any Governmental Authority relating to any such Hazardous Substances; and the existence of any occurrence or condition on any property in the vicinity of a Hotel Property that could cause such Hotel Property to be otherwise subject to any restrictions relating to Hazardous Substances; and/or

(h)                                 any material adverse change in the financial condition of any Obligor.

8.4.                            Further Assurances.  Each Obligor shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, reasonably required by Lender from time to time to confirm the rights created or now or hereafter intended to be created under the Loan Documents, to protect and further the validity, priority and enforceability of the Loan Documents, to subject to the Loan Documents any property intended by the terms of any Loan Document to be covered by the Loan Documents, or otherwise to carry out the purposes of the Loan Documents and the transactions contemplated thereunder.

8.5.                            Financial Statements; Access to Business Information.  Each Obligor shall furnish to the Lender such financial information regarding such Obligor, its constituent partners or members, as the case may be, and each Hotel Property as the Lender may from time to time reasonably request, which shall include, without any further request therefore:

(a)                                 Annual Financial Statements.  By June 30 of each calendar year, (a) an audited balance sheet for the REIT as of the end of such year and an audited statement of profit and loss for the REIT and the REIT’s operations for such year, together with a global cash flow statement of all real estate assets in which the REIT has a direct or indirect ownership interest, and all supporting schedules, and (b) the unqualified opinion of an independent certified public accountant acceptable to Lender stating that such materials (i) were prepared in accordance with GAAP, (ii) fairly present the REIT’s financial condition, (iii) show all material liabilities, direct and contingent, and (iv) fairly present the results of the REIT’s operations.

(b)                                 [Reserved]

(c)                                  Operating Statements.  Within forty-five (45) days after each March 31, June 30, September 30 and December 31, an operating statement for each Hotel Property for the calendar quarter then ended, certified by each Hotel Borrower as being true and correct in all material respects and in form and substance satisfactory to Lender.

(d)                                 Global Cash Flow Statement.  By each April 30, a global cash flow statement of all real estate assets in which the REIT has a direct or indirect ownership interest.

(e)                                  Covenant Compliance Reporting.  No later than each August 15 and February 15, a signed Hotel Borrower Compliance Certificate from each Hotel Borrower and a signed Borrower Compliance Certificate from the Partnership, together with a current loan statement with respect to the Midwest Bank Loan.

(f)                                   STR Report.  Within forty-five (45) days after the end of each calendar quarter, an STR Report for each Hotel Property.

8.6.                            Books and Records.  Each Obligor shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with GAAP, or reasonable cash accounting methods consistently applied in accordance with the past practices and give representatives of Lender access thereto at all reasonable times, including permission to: (i) examine, copy and make abstracts from any books and records and such other information which might be helpful to Lender in evaluation the status of the Obligations as it may reasonably request from time to time, and (ii) communicate directly with any of such Obligor’s officers, employers, agents, accountants or other financial advisors with respect to the business, financial conditions and other affairs of such Obligor.

8.7.                            Project Accounts.  All deposit, security deposit, reserve and other accounts related to each Hotel Property and Hotel Borrower shall be established and maintained with Lender as demand deposit accounts.  In addition, all equity to be used for the acquisition of a Hotel Property must be on deposit with Lender in a demand deposit account at least 60 days prior to the acquisition thereof.  Operating Revenues from, and the payment of all Operating Expenses shall be made to and from such accounts.  No Hotel Borrower will maintain any such accounts with any other financial institution.  In addition, the REIT shall establish and maintain with Lender, as demand deposit accounts, deposit accounts containing cash equal to (x) 50% of all cash equity and capital contributions received by the REIT from its investors from time to time, which shall be deposited no less than bi-monthly, and (y) 50% of the aggregate amount of all cash balances of the REIT.

8.8.                            Single Purpose Entity.  Each Hotel Borrower covenants and agrees that it has not and shall not:

(a)                                 engage in any business or activity other than the acquisition, ownership, development, construction, operation and maintenance of its Hotel Property, and activities incidental thereto;

(b)                                 acquire or own any material asset other than (i) the Hotel Property, and (ii) such incidental Personal Property as may be necessary for the construction, operation or maintenance of the Hotel Property;

(c)                                  merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d)                                 (i) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or (ii) dissolve or otherwise terminate, or fail to comply with the provisions of such Hotel Borrower’s organizational documents;

(e)                                  own any subsidiary or make any investment in or acquire the obligations or securities of any other person or entity;

(f)                                   fail to hold its assets in its own name, or commingle its assets with the assets of any of its partners, Affiliates, or of any other person or entity or transfer any assets to any such person or entity other than distributions on account of equity interests in such Hotel Borrower, to the extent, if any, permitted hereunder, and properly account for any other payments expressly permitted hereunder;

(g)                                  incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan and Swap Obligations under any Lender Swap Agreement, except unsecured trade and operational Indebtedness incurred with trade creditors in the ordinary course of its business of owning and operating its Hotel Property in such amounts as are normal and reasonable under the circumstances, provided that such Indebtedness is not evidenced by a note and is paid when due;

(h)                                 allow any Person to pay its debts and liabilities or fail to pay its debts and liabilities solely from its own assets;

(i)                                     fail to maintain its records, books of account and bank accounts separate and apart from those of the Manager and any Affiliates of such Hotel Borrower or its Manager, or fail to prepare and maintain its own financial statements in accordance with GAAP and susceptible to audit;

(j)                                    enter into any contract or agreement with any Affiliate, except as approved in writing by Lender or upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Affiliate;

(k)                                 seek dissolution or winding up, in whole or in part;

(l)                                     fail to correct any known misunderstandings regarding the separate identity of such Hotel Borrower;

(m)                             guaranty or become obligated for the debts of any other entity or person, or hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity, or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of such Hotel Borrower;

(n)                                 make any loans or advances to any third party, including any Affiliate;

(o)                                 fail to file its own tax returns or to use separate contracts, purchase orders, stationery, invoices and checks;

(p)                                 fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that it is responsible for the debts of any third party (including any Affiliate);

(q)                                 fail to allocate fairly and reasonably among itself and any third party (including any Affiliate) any overhead for common employees, shared office space or other overhead and administrative expenses;

(r)                                    allow any person or entity to pay the salaries of its employees or fail to maintain a sufficient number of employees for its contemplated business operations;

(s)                                   fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(t)                                    file a voluntary petition or otherwise initiate proceedings to have such Hotel Borrower or Manager adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Hotel Borrower or Manager, or file a petition seeking or consenting to reorganization or relief of such Hotel Borrower or Manager as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to such Hotel Borrower or Manager; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequester, custodian, liquidator (or other similar official) of such Hotel Borrower or Manager or of all or any substantial part of the properties and assets of such Hotel Borrower or Manager, or make any general assignment for the benefit of creditors of such Hotel Borrower or Manager, or admit in writing the inability of such Hotel Borrower or Manager to pay its debts generally as they become due or declare or effect a moratorium on the payment of any Indebtedness of such Hotel Borrower or Manager or take any action in furtherance of any such action;

(u)                                 share any common logo with or hold itself out as or be considered as a department or division of (i) any Affiliate, or (ii) any Affiliate any other Person or allow any Person to identify such Hotel Borrower as a department or division of that Person; or

(v)                                 conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of such Hotel Borrower or the creditors of any other Person.

8.9.                            Additional Banking Laws.  Such Obligor shall (a) ensure, and cause each Affiliate to ensure, that no person who owns a controlling interest in or otherwise Controls such Obligor or any Affiliate is or shall be listed on the “Specially Designated Nationals and Blocked Person List” or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, (c) promptly notify Lender of any change in ownership of such Obligor, or of any change in ownership of any direct or indirect owner of such Obligor, to the extent any such ownership change results in a change in the Persons who directly or indirectly own at least 10% of the equity interests of such Obligor, or to the extent any direct or indirect owner of such Obligor is a Prohibited Person, and (d) comply, and cause each Affiliate to comply, with all applicable bank secrecy act laws and regulations, as amended.

8.10.                     Tax Shelter Disclosure.  No Obligor, guarantor or any Affiliate or subsidiary of any of the foregoing intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Regulation Section 1.6011-4).  If any Obligor, or any other party determines to take any action inconsistent with such intention, Obligors shall promptly notify Lender thereof in writing.  If Obligors so notify Lender, Obligors acknowledge that Lender may treat the Loan as part of a transaction that is subject to Regulation Section 301.6112-1, and Lender will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Regulation.

8.11.                     Taxes.

(a)                                 Borrower’s Obligation for Payment of Taxes.  Each Hotel Borrower shall pay or cause to be paid all Taxes when due and payable, and before any penalty attaches.  Each Hotel Borrower shall deliver promptly to Lender receipts or other reasonable evidence evidencing such payment (and such evidence shall be furnished no later than the date that Taxes would otherwise be delinquent).  No Hotel Borrower shall suffer, permit, initiate, or otherwise cause for any purpose, the joint assessment of (i) its Hotel Property with any other real property, or (ii) its Hotel the Property and the Personal Property, or any other procedure whereby the lien of real property taxes and assessments and the lien of personal property taxes shall be assessed, levied or charged against such Hotel Property as a single lien.  While any Obligations remain outstanding, such Hotel Property shall be segregated on the applicable tax rolls from all other property, both real and personal.  Borrowers’ obligations under this Section 8.11 shall not be affected by any damage to, defects in or destruction of a Hotel Property or any other event, including obsolescence of all or any part of a Hotel Property.

(b)                                 Contest of Taxes.  After prior written notice to Lender, a Hotel Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes, provided that (i) no Default has occurred and is continuing and no Event of Default has occurred; (ii) such proceeding shall suspend the collection of the applicable Taxes from such Hotel Borrower and from the Hotel Property or such Hotel Borrower shall have paid all of the applicable Taxes under protest, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Hotel Borrower is subject and shall not constitute a default thereunder, (iv) neither such Hotel Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost so long as the contest is being pursued, and (v) such Hotel Borrower shall have deposited with Lender adequate reserves for the payment of the applicable Taxes, together with all interest and penalties thereon, unless such Hotel Borrower has paid all of the applicable Taxes under protest, or such Hotel Borrower shall have furnished such other security as may be accepted by Lender in its sole and absolute discretion to insure the payment of any contested Taxes, together with all interest and penalties thereon.  Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

(c)                                  Effect of Change in Law.  If at any time any law is enacted which deducts from the value of real property, for taxation purposes, any lien thereon, or changes in any way the laws now in force for the taxation of mortgages, deeds of trust or debts secured thereby, or the manner of collection of any such taxes so as to affect any interest of Lender hereunder then Borrowers shall pay such tax if it may lawfully do so.  If Borrowers are not permitted by Applicable Law to pay such tax, or if Borrowers are not permitted by Applicable Law to immediately reimburse Lender for any such payment, then the Obligations, at the option of Lender, upon not less than the lesser of (i) thirty (30) days written notice, or (ii) such shorter period as may be required to ensure compliance by Lender with Applicable Law, shall become due and payable.

(d)                                 Change in Tax Laws.  If, by the laws of the United States of America, or of any state or municipality having jurisdiction over the Lender, any Borrower or any Hotel Property, any tax is imposed or becomes due in respect of the Note or any Mortgage (excluding income, excise or franchise taxes imposed upon the Lender, except as levied against the income of Lender as a complete or partial substitute for Taxes to be paid by Borrowers hereunder), or any liens on the any Hotel Property created thereby, then the Borrowers shall pay such tax in the manner required by such law.

8.12.                     REIT Status.  The REIT shall maintain its status as a REIT in compliance with all applicable provisions of the Code relating to such status.

9.                                      OTHER NEGATIVE COVENANTS.  While any Obligation of any Borrower under the Loan Documents remains outstanding, the following provisions shall apply, except to the extent that Lender otherwise consents in writing:

9.1.                            Liens on Property.  Except as otherwise provided in this Agreement or in the Mortgage, Borrowers shall not cause or suffer to become effective any lien, restriction or other title limitation affecting any part of any Hotel Property other than (i) the Mortgage, the Assignment of Leases and the Permitted Encumbrances, and (ii) real estate taxes and assessments not delinquent.  Each Hotel Borrower shall provide to Lender written evidence of the payment of all real estate taxes on or before such taxes become delinquent.

9.2.                            Liens on Personal Property.  No Hotel Borrower shall install in, or use in connection with, the Hotel Property any Personal Property which any Person other than Lender has the right to remove or repossess under any circumstances, or on which any Person other than Lender has a lien.

9.3.                            Removal of Personal Property.  No Hotel Borrower shall, without Lender’s prior written consent, suffer, permit or enter into any agreement for any sale, lease, transfer, or in any way encumber or dispose of or grant or suffer any security or other assignment (collateral or otherwise) of or in all or any portion of its Hotel Property.

9.4.                            Entity Documents.  Neither the REIT nor any other Obligor shall amend, restate, modify or otherwise change any of its Entity Documents, without the prior consent of Lender, unless any such change would not affect such Obligor’s ability to own and operate the Hotel Property and perform its obligations under the Loan Documents.

9.5.                            Management Agreement.  Without the prior written consent of Lender, no Hotel Borrower shall enter into any agreement providing for the management, leasing or operation of any portion of a Hotel Property other than the applicable Property Management Agreement approved by Lender.

9.6.                            Project Agreements.  Except as expressly permitted under this Agreement or any other Loan Document, no Obligor shall not enter into any new Project Agreement, or amend, modify, supplement, cancel or terminate any Project Agreement, without the prior written consent of Lender.

9.7.                            Limitations on Additional Indebtedness; Other Prohibited Transactions.  No Obligor will create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly or contingently in respect to, any Indebtedness other than the following:  (a) Indebtedness owed to the Lender, including the Obligations under this

Agreement, and Indebtedness owed to Lender or any Affiliate of Lender under any Lender Swap Agreement; (b) Indebtedness listed in the current financial statements of the REIT and any rearrangements, extensions or refinancings thereof which do not increase the amount thereof; and (c) Indebtedness in the form of accounts payable to trade creditors for goods or services which are not aged more than sixty (60) days from the billing date and current operating liabilities (other than for borrowed money) which are not more than 60 days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings.

9.8.                            Distributions.  At no time, following the occurrence of a Default or an Event of Default shall an Obligor directly or indirectly make any distributions, loans, repayment of Affiliate loans, returns of capital contributions, payment of developer, management or other fees, or any other payments to its members, partners or affiliates, whether or not such payment is required or permitted pursuant to the terms of such Obligor’s organizational documents; and no Obligor shall use any capital contributed to a Hotel Property or internally generated by a Hotel Property for any purpose other than to pay any Hotel Property-related costs approved by Lender in writing.  Without limiting the generality of the foregoing, Obligor shall not make any distribution or payment to any of its members, partners or affiliates at any time which would cause the Loan to qualify as a “HVCRE” exposure.  Notwithstanding the foregoing, any Obligor may pay cash distributions to the Partnership, REIT TRS or REIT.

9.9.                            Financial Covenants.

(a)                                 Hotel Property Debt Service Coverage Ratio.  Each Hotel Borrower shall be required to maintain a Hotel Property Debt Service Coverage Ratio at all times of not less than 1.40 to 1.00.  The Hotel Property Debt Service Coverage Ratio shall be calculated semi-annually as of the last day of each June and December on an annualized basis for the 12-month period then ended.

(b)                                 [Reserved]

(c)                                  Liquid Assets.  The Partnership shall be required to maintain at all times Liquid Assets of not less than the sum of (x) $2,500,000, plus (y) the principal balance of the Midwest Bank Loan outstanding as of any date of determination.  Such covenant shall be calculated as of each June 30 and December 31, commencing June 30, 2019.

9.10.                     Updated Appraisals.  Each Borrower agrees that Lender shall have the right to obtain an updated Appraisal of each Hotel Property from an appraiser approved by Lender at any time (a) that an Event of Default shall have occurred hereunder, (b) an Appraisal is required by then current banking regulations applicable to Lender, or (c) Lender determines in good faith that any security for the Loan has been physically or financially impaired in any material manner, and any such Appraisals shall be at Borrowers’ expense; provided that Borrowers shall not be required to pay for more than one Appraisal per calendar year except upon the occurrence and during the continuance of an Event of Default.  In the event that Lender shall elect to obtain such an Appraisal, Lender may immediately commission an appraiser acceptable to Lender to prepare such Appraisal and Borrowers shall fully cooperate with Lender and the appraiser in obtaining the necessary information to prepare such Appraisal.  In the event that Borrowers fail to cooperate with Lender in obtaining such an Appraisal or in the event that Borrowers shall fail to pay for the cost of such Appraisal immediately upon demand, such event shall constitute an Event of Default hereunder and Lender shall be entitled to exercise all remedies available to it hereunder.

9.11.                     Renovations9.12..  No Loan Proceeds may be used directly or indirectly to pay for or finance any renovations, capital improvements or property improvement plans to any Hotel Property.

10.                               INSURANCE, CASUALTY AND CONDEMNATION.

10.1.                     Insurance Coverage.  For so long as any Hotel Loan is outstanding, Borrowers shall continuously maintain insurance in accordance with the following provisions:

(a)                                 At their own cost, Borrowers shall obtain and maintain at all times during the term of the Loan the Policies required by Lender pursuant to Exhibit C attached hereto.  Borrowers shall provide Lender with evidence of all such insurance required hereunder.

(b)                                 The Policies to be obtained and maintained by Borrowers under the provisions of this Agreement shall be issued by responsible insurance carriers with an A.M. Best’s rating of no less than A/VII, licensed to do business in the State of where each Hotel Property is located, who are acceptable to Lender and shall be in such form and with such endorsements, waivers and deductibles (in no event to exceed $25,000.00 per occurrence) as Lender shall designate or approve.  Without limitation on the foregoing:

(i)                                     All Policies shall name the applicable Hotel Borrower as the insured. The Policies shall each list Lender as mortgagee, lender loss payable and as an additional insured (under a standard non-contributing mortgagee protection clause, in form reasonably satisfactory to Lender, attached to such Policy or Policies whenever applicable, and providing, among other matters, that all Insurance Proceeds (as hereinafter defined) shall be paid to Lender).  The liability insurance Policies shall list Lender as an additional insured.

(ii)                                  All Policies shall contain:  (1) the agreement of the insurer to give Lender at least thirty (30) days’ written notice prior to cancellation or expiration of or change in such Policies, or any of them; (2) a waiver of subrogation rights against Lender and, if available such Hotel Borrower; (3) an agreement that such Policies are primary and non-contributing with any insurance that may be carried by Lender; (4) a statement that the insurance shall not be invalidated should any insured waive, prior to a loss, any or all right of recovery against any party for loss accruing to the property described in the Policy; and (5) if obtainable, a provision that no act or omission of such Hotel Borrower shall affect or limit the obligation of the insurance carrier to pay the amount of any loss sustained.  As of the date hereof, and subject to any changes in such requirements which Lender may, in its discretion, make from time to time pursuant to its rights under this Section 10.1, each Policy of property insurance hereunder shall contain a lender’s loss payable endorsement, lender clause, or other non-contributory mortgagee clause of similar form and substance acceptable to Lender in favor of Lender as a mortgagee.

(c)                                  Concurrently with each advance of the proceeds of a Hotel Loan, the applicable Hotel Borrower shall deliver to Lender original Policies or certificates with premiums for the Policies (“Premiums”) prepaid evidencing the insurance required hereunder.  Borrowers shall procure and pay for renewals of such insurance (or shall cause the procurement and payment) from time to time before the expiration thereof, and Borrowers shall deliver to Lender such original renewal Policies or certificates with Premiums prepaid at least thirty (30) days before the expiration of any existing Policy.

(d)                                 Hotel Borrowers may carry additional, separate insurance concurrent in kind or form or contributing upon loss, with any required insurance Policies, but only if the additional, separate insurance:

(i)                                     does not violate any required insurance, or entitle the carrier to assert any defense or disclaim any primary coverage under any required insurance;

(ii)                                  mutually benefits Hotel Borrowers and Lender; and

(iii)                               otherwise complies with this Agreement.

(e)                                  Each Borrower, for itself, and on behalf of its insurers, hereby releases and waives any right to recover against Lender on any liability for:  damages for injury to or death of persons; any loss or damage to property, including the property of any occupant of a Hotel Property; any loss or damage to buildings or other improvements comprising a Hotel Property; any other direct or indirect loss or damage caused by fire or other risks, which loss or damage is or would be covered by the insurance required to be carried hereunder by Borrowers, or is otherwise insured; or claims arising by reason of any of the foregoing, except to the extent caused solely by the gross negligence or willful misconduct of Lender.

(f)                                   Lender shall not, by reason of accepting, rejecting, obtaining or failing to obtain insurance, incur any liability for (i) the existence, non-existence, form, amount or legal sufficiency thereof, (ii) the solvency or insolvency of any insurer, or (iii) the payment of losses.  All insurance required hereunder or carried by Borrowers shall be procured at Borrowers’ sole cost and expense.  Borrowers shall deliver to Lender receipts satisfactory to Lender evidencing full prepayment of the Premiums therefor (for the periods and payments so covered by such payments).  In the event of foreclosure on, or other transfer of title in lieu of foreclosure of, a Hotel Property, all of such Borrower’s interest in and to any and all Policies in force shall pass to Lender, or the transferee or purchaser as the case may be, and Lender is hereby irrevocably authorized to assign in such Borrower’s name to such purchaser or transferee all such Policies, which may be amended or rewritten to show the interest of such purchaser or transferee.

(g)                                  Lender reserves the right to require additional insurance Policies not specifically addressed in this Agreement during the term of the Loan.

(h)                                 The Policies set forth on Exhibit C shall be standard ISO coverage forms.  Manuscripted coverage forms may be deemed acceptable following satisfactory review by Lender’s insurance advisors.

(i)                                     Approval by the Lender of any Policies shall not be deemed a representation by the Lender as to the adequacy of coverage of such Policies or the solvency of the insurer.

10.2.                     Casualty Loss; Proceeds of Insurance.

(a)                                 Borrowers will give the Lender prompt written notice of any loss or damage to any Hotel Property, or any part thereof, by fire or other casualty.

(b)                                 In case of loss or damage covered by any one of the Policies in excess of $50,000.00 (the “Insurance Threshold”), the Lender is hereby authorized to settle and adjust any claim under such Policies (and after the entry of a decree of foreclosure, or a sale or transfer pursuant thereto or in lieu thereof, the decree creditor or such purchaser or transferee, as the case may be, are hereby authorized to settle and adjust any claim under such Policies) upon consultation with, but without requiring the consent of, the Borrower; and the Lender shall, and is hereby authorized to, collect and receipt for any and all proceeds payable under such Policies in connection with any such loss (collectively, the “Insurance Proceeds”).  Each Borrower hereby irrevocably appoints Lender as its attorney-in-fact for the purposes set forth in the preceding sentence.  Each insurance company is hereby authorized and directed to make payment (i) of 100% of all such losses (if such loss exceeds the Insurance Threshold) directly to Lender alone, and (ii) of 100% of all such losses (if such loss is less than or equal to the Insurance Threshold) directly to a Borrower alone, and in no case to a Borrower and Lender jointly.  All reasonable costs and expenses incurred by the Lender in the adjustment and collection of any such Insurance Proceeds (including without limitation reasonable attorneys’ fees and expenses) shall be additional Obligations, and shall be reimbursed to the Lender upon demand or may be paid and deducted by the Lender from such Insurance Proceeds prior to any other application thereof.  Lender shall not be responsible for any failure to collect any Insurance Proceeds due under the terms of any policy regardless of the cause of such failure, other than the gross negligence or willful misconduct of Lender.

(c)                                  Insurance Proceeds received by the Lender under the provisions of this Agreement or any instrument supplemental hereto or any Policy or Policies covering any Improvements or any part thereof shall subject to Section 10.2(d) below be applied by the Lender at its option as and for a prepayment on the Note, without a prepayment fee (whether or not the same is then due or otherwise adequately secured), or shall be disbursed for restoration of such Improvements (“Restoration”), in which event the Lender shall not be obligated to supervise Restoration work nor shall the amount so released or used be deemed a payment of the Obligations evidenced by the Note.  If Lender elects to permit the use of Insurance Proceeds to restore such Improvements it may do all necessary acts to accomplish that purpose, including advancing additional funds and all such additional funds shall constitute part of the Obligations.  If Lender elects to make the Insurance Proceeds available to a Borrower for the purpose of effecting the Restoration, any excess of Insurance Proceeds above the amount necessary to complete the Restoration shall be applied as and for a prepayment on the Note, without a prepayment fee or premium.  No interest shall be payable to Borrowers upon Insurance Proceeds held by Lender.

(d)                                 Notwithstanding the provisions of Section 10.2(c) above, Lender agrees to allow the Insurance Proceeds to be disbursed for Restoration provided: (i) no Default has occurred and is continuing and no Event of Default shall have occurred; (ii) Lender shall be satisfied in its sole and absolute discretion, that by expenditure of the Insurance Proceeds hereunder the Hotel Property damaged or destroyed shall be fully restored within a reasonable period of time to the condition and value contemplated by this Agreement and the Restoration Plans (as hereinafter defined), and all payments required under the Loan will continue to be paid as and when the same become due and payable; (iii) in Lender’s good faith judgment, such work of repair and Restoration can be completed in the ordinary course of business not later than the earlier of (a) six (6) months prior to the Initial Maturity Date; (b) the outside date, if any, under any Lease or under any federal, state, county, municipal or other governmental statute, law, rule, order, regulation, ordinance, judgment, decree or injunction or any Permit, license, covenant, agreement, restoration or encumbrance; (iv) no Franchise Agreement or other Project Agreement may be terminated as a result of the casualty or other event resulting in the claim for payment of such Insurance Proceeds; (v) such Hotel  Property continues to comply with the Hotel Property Debt Service Coverage Ratio; (vi) if the costs for the Restoration exceed $50,000.00, Lender shall have reviewed and approved Borrower’s plans and specifications for the repair and Restoration of the Hotel Property (collectively, the “Restoration Plans”), Borrower’s architect and any general contractors, subcontractors and material suppliers employed to perform such work; (vii) if so required by Lender in its sole and absolute discretion, all general contractors, all major subcontractors and material suppliers shall have supplied 100%

performance and completion bonds; (viii) if the Net Insurance Proceeds available are insufficient for payment of the full cost of Restoration or repair and the payments under the Loan during the completion period, as estimated by Lender, then such Hotel Borrower shall have deposited with Lender sufficient additional funds to insure payment of all such costs, or made arrangements acceptable to Lender for such sufficient additional funds; (ix) rent loss or business interruption insurance is available to cover the full amount of any loss of income from the Hotel Property during its repair and Restoration; (x) such Borrower shall provide evidence of the implementation of builder’s risk coverage for the Hotel Property with coverage and in such amounts as Lender shall request and which otherwise complies with the insurance requirements set forth in Section 10.1 hereof; and (xi) Borrowers shall have satisfied such other conditions as Lender may in good faith determine to be appropriate.

(e)                                  So long as any Obligations shall be outstanding and unpaid, and whether or not Insurance Proceeds are available or sufficient therefor, the applicable Hotel Borrower shall promptly commence and complete, or cause to be commenced and completed, with all reasonable diligence, the Restoration of the applicable Hotel Property as nearly as possible to the same value, condition and character which existed immediately prior to such loss or damage in accordance with the Restoration Plans and in compliance with all legal requirements and if applicable, the requirements of all Leases.  Any Restoration shall be effected in accordance with procedures to be first submitted to and approved by the Lender in accordance with Section 10.4 hereof.  The Borrowers shall pay all costs of such Restoration to the extent Insurance Proceeds are not made available or are insufficient.

10.3.                     Condemnation and Eminent Domain.

(a)                                 Any and all awards (the “Awards”)  in excess of $50,000.00 heretofore or hereafter made or to be made to a Borrower (or any subsequent owner of a Hotel Property, or any part thereof) by any governmental or other lawful authority for the taking, by condemnation or eminent domain, of all or any part of the Hotel Property (including any award from the United States government at any time after the allowance of a claim therefor, the ascertainment of the amount thereto, and the issuance of a warrant for payment thereof), are hereby assigned by each Borrower to the Lender, which Awards the Lender is hereby authorized to collect and receive from the condemnation authorities, and the Lender is hereby authorized to appear in and prosecute, in the name of and on behalf of the such Borrower, any action or proceeding to enforce any such cause of action in which an award in excess of $50,000.00 is sought and to make any compromise or settlement in connection therewith and to give appropriate receipts and acquittance therefor in the name and in behalf of the Borrower.  Borrowers shall give the Lender immediate notice of the actual or threatened commencement of any condemnation or eminent domain proceedings affecting all or any part of a Hotel Property and shall deliver to the Lender copies of any and all papers served in connection with any such proceedings.  All reasonable costs and expenses incurred by the Lender in the adjustment and collection of any such Awards (including without limitation reasonable attorneys’ fees and expenses) shall be additional Obligations, and shall be reimbursed with interest thereon to the Lender from any Award prior to any other application thereof.  Each Borrower further agrees to make, execute and deliver to the Lender, at any time upon request, free, clear, and discharged of any encumbrance of any kind whatsoever (other than Permitted Encumbrances), any and all further assignments and other instruments deemed necessary by the Lender for the purpose of validly and sufficiently assigning all Awards in excess of $50,000.00 and other compensation heretofore and hereafter made to a Borrower for any permanent taking, under any such proceeding.

(b)                                 The proceeds of any Award received by the Lender under the provisions of this Agreement or any instrument supplemental hereto shall be (subject to Section 10.3(c) below) applied by the Lender at its option as and for a prepayment of the Obligations, without a prepayment fee (whether or not the same is then due or otherwise adequately secured), or shall be disbursed for Restoration of the Hotel Property or any portion thereof, in which event the Lender shall not be obligated to supervise Restoration work nor shall the amount so released or used be deemed a payment of the Obligations.  If Lender elects to permit the use of the proceeds of an Award to restore the Hotel Property or any portion thereof, it may do all necessary acts to accomplish that purpose, including advancing additional funds, all such additional funds to constitute part of the Obligations.  If Lender elects to make the proceeds of an Award available to a Hotel Borrower for the purpose of effecting the Restoration, or, following an Event of Default, elects to restore such Improvements, any excess of such proceeds above the amount necessary to complete the Restoration shall be applied as and for a prepayment of the Obligations, without a prepayment fee or premium.  No interest shall be payable to a Borrower upon such proceeds held by Lender.

(c)                                  Notwithstanding the provisions of Section 10.3(b) above, Lender agrees to allow the Award to be disbursed for Restoration provided: (i) all conditions to the use of casualty proceeds under Section 10.2(d) have been satisfied, and (ii) the condemnation, in the judgment of Lender, shall have no material adverse effect on the operation or value of the applicable Hotel Property remaining after the condemnation is completed, and (iii) Borrowers shall have satisfied such other conditions as Lender may in good faith determine to be appropriate.

(d)                                 So long as any Obligations shall be outstanding and unpaid, and whether or not Awards are available or sufficient therefor, the applicable Hotel Borrower shall promptly commence and complete, or cause to be commenced and completed, with all reasonable diligence the Restoration of the portion of the applicable Hotel Property not so taken as nearly as possible to the same value, condition and character, which existed immediately prior to such taking in compliance with all legal requirements.  Any Restoration of the a Hotel Property involving costs in excess of $50,000.00 shall be effected in accordance with

Restoration Plans to be first submitted to and approved by the Lender as provided in Section 10.4(c) hereof.  The Borrowers shall pay all costs of such Restoration to the extent the Award is not made available or is insufficient.

10.4.                     Disbursement of Insurance Proceeds and Awards.

(a)                                 All Insurance Proceeds and/or Awards received by the Lender as provided in Section 10.2 or Section 10.3 hereof shall, after payment or reimbursement therefrom of all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and expenses) incurred by the Lender in the adjustment and collection thereof (collectively, the “Net Insurance Proceeds”), shall be deposited with the Lender, or such other depositary as may be designated by the Lender, and applied as provided in this Section.

(b)                                 All Net Insurance Proceeds which are not applied to the payment of the Obligations shall be applied to fund the payment of the costs, fees and expenses incurred for the Restoration of the Hotel Property as required under Section 10.2 or Section 10.3 hereof and such Net Insurance Proceeds shall be disbursed through the title company which has insured the lien of the Mortgage to complete the Restoration; provided that the Lender shall receive the following:

(i)                                     Restoration Plans (unless the costs involved in such Restoration shall not exceed $50,000.00), which shall be subject to the reasonable approval of the Lender prior to the commencement of the Restoration.

(ii)                                  Such architect’s and engineer’s certificates, waivers of lien, contractor’s sworn statements, payment and performance bonds (if applicable), title insurance endorsements, plats of survey, opinions of counsel and such other evidences of cost, payment and performance as the Lender may reasonably require and approve.

(c)                                  If the Hotel Borrower shall fail to commence Restoration within thirty (30) days after the settlement of the claim involving loss or damage to the Hotel Property, and diligently proceed to complete Restoration in accordance with the Restoration Plans and all Applicable Laws, or if any other Event of Default shall occur hereunder at any time (whether before or after the commencement of such Restoration), all or any portion of the Obligations may be declared to be immediately due and payable and such Net Insurance Proceeds, or any portion thereof, then held, or subsequently received, by the Lender or other depositary hereunder may be applied, at the option and in the sole discretion of the Lender, to the payment or prepayment of the Obligations in whole or in part, or to the payment and performance of such obligations of the Borrowers as may then be in default hereunder.

(d)                                 Any surplus which may remain out of such Net Insurance Proceeds after payment of all costs, fees and expenses of such Restoration shall be applied to prepayment of the Obligations, without the payment of a prepayment fee or prepayment premium.

11.                               DEFAULTS AND REMEDIES.

11.1.                     Events of Default.  The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a)                                 Borrowers fail to pay (i) any scheduled installment of principal or interest payable pursuant to the terms of the Note when due, (ii) any final payment of all principal, interest, late fees and other costs due at maturity of the Loan, whether the Loan is due because of a Maturity Date, Termination Date or due as the result of any acceleration of maturity pursuant to the terms of this Agreement, or (iii) any other amount payable to Lender under the Note, this Agreement, any Mortgage or any of the other Loan Documents within five (5) days after written notice from Lender; or, if another period is specified in any such Loan Document, the period specified therein; or

(b)                                 Any Obligor fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by such Obligor under the Note, this Agreement, the Mortgage or any of the other Loan Documents and not specifically described in this Section 11.1 or in the Default Section of any other Loan Document; provided, however, that if such failure by its nature can be cured, then so long as the continued operation, safety and value of any Hotel Property, and the priority, validity and enforceability of the liens created by the Mortgages or any of the other Loan Documents, are not impaired, threatened or jeopardized, then Obligors shall have a period (the “Cure Period”) of thirty (30) days after any Obligor obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period; provided further that if such failure by its nature can be cured but cannot be cured by the payment of money and Obligor commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for thirty (30) additional days, but in no event shall the Cure Period be longer than sixty (60) days in the aggregate; or

(c)                                  The existence of any inaccuracy or untruth in any material respect in any certification, representation or warranty contained in this Agreement or any of the other Loan Documents or of any statement or certification as to facts delivered to the Lender by any Obligor; or

(d)                                 Any Obligor or Manager is dissolved, liquidated or terminated, or all or substantially all of the assets of any Obligor or Manager are sold or otherwise transferred without Lender’s prior written consent; or

(e)                                  Any Obligor or Manager is the subject of an order for relief by a bankruptcy court, or is unable or admits its inability (whether through repudiation or otherwise) to pay its debts as they mature, or makes an assignment for the benefit of creditors; or any Obligor or Manager for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of any Obligor or Manager, as the case may be, and the appointment continues undischarged or unstayed for sixty (60) days; or any Obligor or Manager institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of Indebtedness, dissolution, custodianship, conservatorship, liquidation, construction or similar proceeding relating to it or any part of its property; or any similar proceeding is instituted without the consent of any Obligor or Manager, as the case may be, and continues undismissed or unstayed for sixty (60) days; or any judgment, writ, warrant of attachment or execution, or similar process is issued or levied against any property of any Obligor or Manager and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(f)                                   The Guaranty contained in Section 12 herein is repudiated, revoked or terminated in whole or in part without Lender’s prior written consent; or the REIT claims that such Guaranty is ineffective or unenforceable, in whole or in part and for any reason, with respect to amounts then outstanding or amounts that might in the future be outstanding; or

(g)                                  The occurrence of a Prohibited Transfer (as defined in the Mortgage);

(h)                                 At Lender’s option in its sole and absolute discretion, the institution of foreclosure proceedings that are not dismissed within thirty (30) days with respect to any mechanic’s lien or any other lien secured by an interest in a Hotel Property;

(i)                                     The withdrawal, removal or substitution of the Manager; or

(j)                                    Any Hotel Borrower is enjoined or otherwise prohibited by any Governmental Authority from occupying or operating its Hotel Property and such injunction or prohibition continues unstayed for thirty (30) days or more for any reason; or

(k)                                 Any material provision of this Agreement or the other Loan Documents shall at any time for any reason cease to be valid and binding on any Obligor, or shall be declared to be null and void, or the validity or enforceability thereof shall be successfully contested by any Governmental Authority, or any Obligor shall deny that it has any or further liability or obligation under this Agreement or any of the other Loan Documents; or

(l)                                     Any default by any Obligor in any payment of principal or interest due and owing upon any other Indebtedness of any Obligor for borrowed money beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is (x) to accelerate the maturity of such Indebtedness, (y) to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity or (z) involves the failure to repay such Indebtedness in full at the maturity thereof; or

(m)                             All or any material portion of any Hotel Property is condemned, seized or appropriated by a Governmental Authority; or

(n)                                 Any Hotel Property is materially damaged or destroyed by fire or other casualty unless Borrower establishes within sixty (60) days after such casualty its qualification under Section 10.2(d) of this Agreement to use any available Insurance Proceeds to restore the Hotel Property and thereafter diligently restores the Hotel Property in accordance with this Agreement and the Mortgage; or

(o)                                 The existence of any fraud, dishonesty or bad faith by or with the acquiescence of any Obligor which in any way relates to or affects the Loan or any Hotel Property; or

(p)                                 The occurrence of any event specifically identified as an Event of Default in any other Section of this Agreement or in any other Loan Document; or

(q)                                 Any Obligor, Manager shall have a judgment entered against it in excess of One Hundred Thousand Dollars ($100,000.00) in any civil, administrative or other proceeding, which judgment is not fully covered by insurance, and such judgment remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry; or

(r)                                    The occurrence of an uncured default under any Swap Agreement; or

(s)                                   The occurrence of any default by any Obligor in the performance or observance of any agreement or covenant, or breach of any representation or warranty, contained in any Project Agreement, which shall not be cured by the breaching party within any applicable grace period set forth therein; provided, however, that any non-material breach of any such Project Agreement shall not constitute an Event of Default hereunder unless the non-breaching party under such Project Agreement shall have declared such breach to be a default under such Project Agreement and any applicable cure period shall have expired; or

(t)                                    The failure to deliver any of the financial statements or Compliance Certificates (including all supporting information described therein), when due pursuant to Section 8.5 of this Agreement; or

(u)                                 The occurrence of a default under Sections 8.7, 8.8, 8.9, 8.10, 8.12, Article 9, 10.1(a) or 10.1(b).

11.2.                     Remedies Upon Default.  Upon the occurrence of any Event of Default, Lender shall take such action or actions as Lender may direct, at Lender’s option and in its absolute discretion, including, but not limited to, any or all of the following actions:

(a)                                 Terminate any obligation or responsibility on the part of Lender to make further advances of Loan Proceeds or of any other amounts held by Lender and constituting security for the Obligations pursuant to this Agreement or any other Loan Document;

(b)                                 Declare the outstanding principal balance of the Loan, together with all accrued interest thereon and other amounts owing in connection therewith, to be immediately due and payable in full, regardless of any other specified due date, and in the event of the occurrence of an Event of Default under Section 11.1(e) such principal and interest shall become immediately due automatically;

(c)                                  In its own right or by a court-appointed receiver, take possession of one or more Hotel Properties, enter into contracts for one or more of such Hotel Properties, and pay the costs thereof out of the proceeds of the Loan; and in the event that such costs exceed the total of such funds, Lender shall have the right but not the obligation to pay such excess costs by expenditure of their own respective funds and such costs shall be added to the Obligations; and/or

(d)                                 Exercise any of its rights under the Loan Documents and any rights provided by Applicable Laws, including the right to foreclose on any security and exercise any other rights with respect to any security, all in such order and manner as Lender elects in its absolute discretion.

11.3.                     Cumulative Remedies, No Waiver.  Lender’s rights and remedies under the Loan Documents are cumulative and in addition to all rights and remedies provided by applicable law from time to time.  The exercise or direction to exercise by Lender of any right or remedy shall not constitute a cure or waiver of any default, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice Lender in the exercise of any other right or remedy.  No waiver of any default shall be implied from any omission by Lender to take action on account of such default if such default persists or is repeated.  No waiver of any default shall affect any default other than the default expressly waived, and any such waiver shall be operative only for the time and to the extent stated.  No waiver of any provision of any Loan Document shall be construed as a waiver of any subsequent breach of the same provision.  The consent by Lender to any act by any Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary Lender’s consent to or approval of any subsequent act.  Lender’s acceptance of the late performance of any obligation shall not constitute a waiver by Lender of the right to require prompt performance of all further obligations; Lender’s acceptance of any performance following the sending or filing of any notice of default shall not constitute a waiver of Lender’s right to proceed with the exercise of remedies for any unfulfilled obligations; and Lender’s acceptance of any partial performance shall not constitute a waiver by Lender of any rights relating to the unfulfilled portion of the applicable obligation.

12.                               LOAN GUARANTY.

12.1.                     Guaranty.  Each Guarantor hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, and absolutely, unconditionally and irrevocably guarantees to Lender, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses, including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by Lender in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Partnership, REIT, REIT TRS, any Hotel Borrower, any guarantor or any other guarantor or Obligor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations for purposes of determining any obligations of any Guarantor).  Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

12.2.                     Guaranty of Payment.  This Guaranty is a guaranty of payment and not of collection.  Each Guarantor waives any right to require Lender to sue any Hotel Borrower or any other guarantor of, or any other Person or Obligor obligated for, all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

12.3.                     No Discharge or Diminishment of Loan Guaranty.

(a)                                 Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Hotel Borrower or any other Obligor liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligor or their assets, or any resulting release or discharge of any obligation of any Obligor; or (iv) the existence of any claim, setoff or other rights which any Guarantor or any other Obligor may have at any time against any other Guarantor, any other Obligor, Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b)                                 The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligor, of the Guaranteed Obligations or any part thereof.

(c)                                  Further, the obligations of each Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Hotel Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligor liable for any of the Guaranteed Obligations; (iv) any action or failure to act by Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

12.4.                     Defenses Waived.  To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Hotel Borrower or Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Hotel Borrower, or any other Obligor or Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligor or any other Person.  Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  Lender may, at its election, foreclose on any collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligor or exercise any other right or remedy available to it against any Obligor, without affecting or impairing in any way the liability of such Guarantor under this Guaranty, except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligor or any security.

12.5.                     Rights of Subrogation.  No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligor or any collateral, until all Hotel Borrowers and each Guarantor have fully performed all their obligations to Lender and the Obligations have been repaid in full.

12.6.                     Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Guarantor or any Hotel Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Lender is in possession of this Guaranty.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Hotel Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by each Guarantor forthwith on demand by Lender.

12.7.                     Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of each Hotel Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that Lender shall not have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

12.8.                     Maximum Liability.  Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform

Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.  In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which any Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

12.9.                     Contribution.

(a)                                 To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)                                 As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)                                  This Section is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d)                                 The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e)                                  The rights of the indemnifying Guarantors against other Guarantors under this Section shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash.

12.11.              Liability Cumulative.  The liability of each Guarantor as a Guarantor under this Agreement is in addition to and shall be cumulative with all liabilities of each Hotel Borrower to Lender under this Agreement and the other Loan Documents to which any Guarantor or any Hotel Borrower is a party or in respect of any obligations or liabilities of the other Hotel Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

13.                               MISCELLANEOUS.

13.1.                     Nonliability.  Each Obligor acknowledges and agrees that:

(a)                                 the relationship among the Obligors and Lender is and shall remain solely that of Borrower or Guarantor and Lender, and Lender does not undertake or assume any responsibility to review, inspect, supervise, approve or inform any Obligor of any matter in connection with any Hotel Property;

(b)                                 notwithstanding any other provision of any Loan Document:  (i)  Lender is not and shall be deemed a partner, joint venturer, alter-ego, manager, controlling person or other business associate or participant of any kind of any Obligor and Lender does not intend to ever assume any such status; (ii)  Lender does not intend to ever assume any responsibility to any Person for the quality or safety of any Hotel Property, and (iii)  Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of any Obligor;

(c)                                  Lender shall not be directly or indirectly liable or responsible in any way for any loss, cost, damage, penalty, expense, liabilities or injury of any kind to any Person or property resulting from any construction on, or development, occupancy, ownership, management, operation, possession, condition or use of, any Hotel Property (except to the extent solely caused by Lender’s or Lender’s proven gross negligence or willful misconduct), including without limitation those resulting or arising directly or indirectly from:  (i) any defect in any building or other onsite or offsite improvement; (ii) any act or omission of any Obligor or any of Obligor’s agents, employees, independent contractors, licensees or invitees; or (iii) any accident on any Hotel Property or any fire or other casualty or hazard thereon; and

(d)                                 By accepting or approving anything required to be performed or given to Lender under the Loan Documents, including any certificate, financial statement, Survey, Appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency or legal effect of the same, and no such acceptance or approval shall constitute a warranty or representation by Lender to anyone.

13.2.                     Indemnification of the Lender.

(a)                                 To the fullest extent permitted by law, each  Obligor agrees to jointly and successfully indemnify, hold harmless and defend the Lender, and each of its officers, members, directors, officials, employees, attorneys and agents (collectively, the “Indemnified Parties”), against any and all losses, damages, claims, actions, liabilities, costs and expenses of any conceivable nature, kind or character (including, without limitation, reasonable attorneys’ fees, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments) to which the Indemnified Parties, or any of them, may become subject under or any statutory law (including federal or state securities laws) or at common law or otherwise, arising out of or based upon or in any way relating to:

(i)                                     (a) the making of the Loan; (b) a claim, demand or cause of action that any Person has or asserts against any Obligor or Manager; (c) the payment of any commission, charge or brokerage fee incurred in connection with the Loan; (d) any act or omission of any Obligor, any of its respective agents, employees, licensees, contractor, subcontractor or material supplier, engineer, architect or other Person with respect to the Loan or any Hotel Property; (E) the construction, development, ownership, occupancy, management, operation, possessing condition or use of any Hotel Property; (F) the Loan Documents, the Project Agreements, or the execution or amendment thereof, or in connection with any of the transactions contemplated thereby, including without limitation, the making of the Loan; and (G) any lien or charge upon payments by any Hotel Borrower to the Lender hereunder, or any taxes (including, without limitation, ad valorem taxes and sales taxes), assessments, impositions and other charges imposed in respect of all or any portion of a Hotel Property;

(ii)                                  any act or omission of any Obligor or any of its agents, contractors, servants, employees or licensees in connection with the Loan or any Hotel Property, the operation of any Hotel Property, or the condition, environmental or otherwise, occupancy, use, possession, conduct or management of work done in or about, or from the planning, design, acquisition, or construction of, any Hotel Property or any part thereof, and

(iii)                               any violation of any environmental law, rule or regulation with respect to, or the release of any toxic substance from, any Hotel Property or any part thereof,

in the case of the foregoing indemnification of the Lender or any of the other Indemnified Parties, to the extent such damages are caused by the gross negligence or willful misconduct of such Indemnified Party; and provided that this Section is not intended to give rise to a right of the Lender to claim payment of the principal and accrued interest with respect to the Loan as a result of an Indemnified Party claim.  In the event that any action or proceeding is brought against any Indemnified Party with respect to which indemnity may be sought hereunder, the Obligors, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel selected by the Indemnified Party, and shall assume the payment of all expenses related thereto, with full power to litigate, compromise or settle the same in its sole discretion; provided that the Indemnified Party shall have the right to review and approve or disapprove any such compromise or settlement.  Each Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Obligors shall pay the reasonable fees and expenses of such separate counsel; provided, however, that such Indemnified Party may only employ separate counsel at the expense of the Obligors if in the judgment of such Indemnified Party a conflict of interest exists by reason of common representation or if all parties commonly represented do not agree as to the action (or inaction) of counsel.

(b)                                 Notwithstanding any transfer of any Hotel Property to another owner in accordance with the provisions of this Agreement, the Obligors shall remain obligated to indemnify each Indemnified Party pursuant to this Section if such subsequent owner fails to indemnify any party entitled to be indemnified hereunder, unless such Indemnified Party has consented to such transfer and to the assignment of the rights and obligations of any Obligor hereunder.

(c)                                  The rights of any persons to indemnity hereunder and rights to payment of fees and reimbursement of expenses pursuant to this Agreement shall survive the final repayment of the Loan.  The provisions of this Section shall survive the termination of this Agreement.

13.3.                     Reimbursement of Lender.  Obligors shall reimburse Lender for all Loan Expenses immediately upon written demand. Such reimbursement obligations shall bear interest following written demand at the Default Rate until paid, and shall be secured by the Loan Documents.  Such reimbursement obligations shall survive the cancellation of the Note and the release and reconveyance of the Loan Documents.

13.4.                     Obligations Unconditional and Independent.  Notwithstanding the existence at any time of any obligation or liability of Lender to any Obligor, or any other claim by any Obligor against Lender in connection with the Loan or otherwise, each Obligor hereby waives any right it might otherwise have (a) to offset any such obligation, liability or claim against such Obligor’s obligations under the Loan Documents or (b) to claim that the existence of any such outstanding obligation, liability or claim excuses the nonperformance by such Obligor of any of its obligations under the Loan Documents.

13.5.                     Notices.  Any notices, communications and waivers under this Agreement shall be in writing and shall be (a) delivered in person, (b) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (c) sent by overnight express carrier, addressed in each case as follows:

To the Lender:	TCF National Bank 8085 South Chester Street Suite 201 Centennial, Colorado 80112 Attn: Erik Frandsen

With a copy to:	DLA Piper LLP (US) 444 West Lake Street Suite 900 Chicago, Illinois 60606-0089 Attn: Brian K. Doyle, Esq.

To the Obligors:	Lodging Fund REIT III 1635 43rd Street South Suite 305 Fargo, North Dakota 58103 Attn: Norman Leslie

With a copy to:	durrellaw, PLC 644 Lovett Street SE Grand Rapids, Michigan 49506 Attn: David Durrell

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto.  All notices sent pursuant to the terms of this Section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Business Day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received.

13.6.                     Survival of Representations and Warranties.  All representations and warranties of each Obligor in the Loan Documents shall survive the making of the Loan and have been or will be relied on by Lender and Lender notwithstanding any investigation made by Lender or Lender, as the case may be.

13.7.                     No Third Parties Benefited.  This Agreement is made for the purpose of setting forth rights and obligations of Obligors and Lender, and no other Person shall have any rights hereunder or by reason hereof.

13.8.                     Binding Effect, Assignment of Obligations.  This Agreement shall bind, and shall inure to the benefit of, each Obligor and Lender and their respective successors and assigns.  No Obligor shall assign any of its rights or obligations under any Loan Document without the prior written consent of Lender, which consent may be withheld in Lender’s absolute discretion.  Any such assignment without such consent shall be void.

13.9.                     Counterparts.  Any Loan Document may be executed in counterparts, all of which, taken together, shall be deemed to be one and the same document.

13.10.              Prior Agreements; Amendments; Consents.  This Agreement (together with the other Loan Documents) contains the entire agreement among Lender and Obligors with respect to the Loan, and all prior negotiations, understandings and agreements (including, but not limited to, any commitment letter issued by Lender to Obligors) are superseded by this Agreement and such other Loan Documents.  No modification of any Loan Document (including waivers of rights and conditions) shall be effective unless in writing and signed by the party against whom enforcement of such modification is sought, and then only in the specific instance and for the specific purpose given. Notwithstanding the foregoing, Lender shall have the right to waive or modify, conditionally or unconditionally, the conditions to its approvals and consents hereunder, without the consent of any party.  Consents and approvals to be obtained from Lender shall be in writing.

13.11.              Governing Law.  All of the Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado without regard to the conflicts of laws principles thereof; provided that if Lender has greater rights or remedies under federal law, then such right and/or remedies under federal law shall also be available to Lender.

13.12.              Severability of Provisions.  No provision of any Loan Document that is held to be unenforceable or invalid shall affect the remaining provisions, and to this end all provisions of the Loan Documents are hereby declared to be severable.

13.13.              Headings.  Article and Section headings are included in the Loan Documents for convenience of reference only and shall not be used in construing the Loan Documents.

13.14.              Conflicts.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, this Agreement shall prevail; provided however that, with respect to any matter addressed in both such documents, the fact that one document provides for greater, lesser or different rights or obligations than the other shall not be deemed a conflict unless the applicable provisions are inconsistent and could not be simultaneously enforced or performed.

13.15.              Time of the Essence.  Time is of the essence of all of the Loan Documents.

13.16.              Participations, Pledges and Syndication and Securitization.

(a)                                 Lender may transfer, assign, sell and/or grant participations in the Loan or any of them at any time, in whole and in part, and may furnish any transferee, assignee, purchaser or participant or prospective transferee, assignee, purchaser or participant with any and all documents and information (including without limitation, financial information) relating to any Obligor, Manager, any Hotel Property, and the Loan or any of them that Lender deems advisable in connection therewith.  Obligors’ indemnity obligations under the Loan Documents shall also apply with respect to any transferee, assignee, purchaser or participant and the directors, officers, agents and employees of any transferee, assignee, purchaser or participant.  Each Obligor and its Manager or any of its or their respective Affiliates or subsidiaries shall not be given an opportunity to be a transferee, assignee, purchaser or participate under any circumstances without the prior, written consent of the Lender which may be withheld in its sole and absolute discretion.

(b)                                 In the event of any such transfer, assignment, sale or participation, the Lender and the parties to such transaction shall share in the rights and obligations of the Lender as set forth in the Loan Documents only as and to the extent they agree among, themselves.  In connection with any such transfer, assignment, sale or participation, each Obligor further agrees that the Loan Documents shall be sufficient evidence of the obligations of Obligors to each transferee, assignee, purchaser, or participant, and upon written request by this Lender, each Obligor shall enter into such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such transfer, assignment, sale or participation, as the case may be.

13.17.              Rights to Share Information.  The Lender shall have the right to discuss the affairs of each Obligor with any other Obligor and/or other third parties and to discuss the course of construction, lease-up, operation and management of each Hotel Property, the financial condition of any Obligor, and to disclose any non-confidential information received by Lender regarding each Obligor, any guarantor, each Hotel Property or any Manager with any other Obligors and/or other third parties, singularly or together, as Lender may choose in its sole and absolute discretion.

13.18.              Pledge to Federal Reserve.  Anything in this Agreement to the contrary notwithstanding, without notice to or consent of any party or the need to comply with any of the formal or procedural requirements of this Agreement, the Lender and/or any transferee, assignee, purchaser or participant may (to the fullest extent permitted under applicable law) at any time and from time to time pledge and assign any or all of its right, title and interest in, to and under all or any of the Loan or the Loan Documents to a Federal Reserve Bank.

13.19.              Guaranties Unsecured.  The Loan Documents shall secure each Borrower’s obligations under the Loan Documents.  Notwithstanding the fact that the Loan Documents may now or hereafter include one or more guaranties and/or other documents creating obligations of Persons other than Borrowers, and notwithstanding the fact that any Loan Document may now or hereafter contain general language to the effect that it secures “the Loan Documents,” no Loan Document shall secure any guaranty, or any other obligation of any Person other than Borrowers, unless such Loan Document specifically describes such guaranty or other obligation as being secured thereby.

13.20.              JURY WAIVER.  EACH OBLIGOR AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE)

BETWEEN OR AMONG ANY OBLIGOR AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN ANY OBLIGOR AND LENDER.  THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE LOAN DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS.

13.21.              JURISDICTION AND VENUE.  EACH OBLIGOR HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY ANY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT SHALL BE LITIGATED IN THE DISTRICT COURT OF DENVER COUNTY, COLORADO OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO OR, IF LENDER INITIATES SUCH ACTION, ANY COURT IN WHICH LENDER SHALL INITIATE SUCH ACTION AND WHICH HAS JURISDICTION.  EACH BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY LENDER IN ANY OF SUCH COURTS, AND HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS TO WHICH NOTICES ARE TO BE SENT PURSUANT TO THIS AGREEMENT.  BORROWER WAIVES ANY CLAIM THAT DENVER COUNTY, COLORADO OR THE DISTRICT OF COLORADO IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.  SHOULD BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, BORROWERS SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY LENDER AGAINST BORROWERS AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.  THE EXCLUSIVE CHOICE OF FORUM FOR BORROWERS SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY LENDER OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND EACH BORROWER HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

13.22.              Right of Setoff.  Each Obligor grants to Lender a contractual security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Lender all of such Obligor’s right, title and interest in and to, such Obligor’s accounts with Lender (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts such Obligor may open in the future.  Each Obligor authorizes Lender, to the extent permitted by applicable law, to charge or setoff all Obligations against any and all such accounts.

13.23.              Times.  All references of the time of performance of any obligation of the Obligors contained herein or in any the Loan Documents shall mean Central Standard Time, Denver, Colorado.

13.24.              Scope of Liability.  The Partnership, REIT, REIT TRS and each Hotel Borrower are jointly and severally liable for all Obligations associated with each Hotel Loan made to such Hotel Borrower.  Each Hotel Borrower, the Partnership, REIT and REIT TRS are jointly and severally liable for all other Obligations not associated with any individual Hotel Loan.  The Partnership, REIT and REIT TRS are jointly and severally liable for all Obligations.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PARTNERSHIP:

LODGING FUND REIT III OP, LP, a Delaware limited partnership

By:	Lodging Fund REIT III, Inc.
Its:	General Partner

	By:	/s/ Norman H. Leslie
	Name:	Norman H. Leslie
	Title:	Chief Investment Officer and Treasurer

REIT:

LODGING FUND REIT III, INC., a Maryland corporation

By:	/s/ Norman H. Leslie
	Name:	Norman H. Leslie
	Title:	Chief Investment Officer and Treasurer

REIT TRS:

LODGING FUND REIT III TRS, INC., a Delaware corporation

By:	/s/ Norman H. Leslie
	Name:	Norman H. Leslie
	Title:	Vice President and Treasurer

[Signature Page to Loan Agreement]

LENDER:

TCF NATIONAL BANK, a national banking association

By:	/s/ Erik A. Frandsen
	Name:	Erik A. Frandsen
	Title:	Vice President

[Signature Page to Loan Agreement]